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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Steel Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Steel Dynamics, Inc. The information for the meeting is as follows:

WHEN	9:00 a.m. EDT on Thursday, May 19, 2016
WHERE	Calhoun Ballroom in the Grand Wayne Center 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802
ITEMS OF BUSINESS	Proposals	Board Recommendations
	(1) To elect eleven (11) Directors for a one-year term.	FOR
	(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	FOR
	(3) To hold an advisory vote to approve the compensation of the Named Executive Officers.	FOR
Please refer to the detailed information on each of these proposals in the following proxy statement.
WHO CAN VOTE
You are entitled to vote all shares of common stock registered in your name at the close of business on March 21, 2016. However, if your shares are held in the name of your broker or bank, your broker or bank will provide you with a form of proxy giving them authority to vote your shares.
HOW TO VOTE
If you received the paper form of these proxy materials, you have three choices: you may vote your shares in person by attending the meeting, you may vote by using the Internet or by toll-free telephone, or you may vote by completing and executing the proxy card and returning it by mail in the enclosed postage paid envelope.

If you received only the Notice of Annual Meeting, then, in accordance with the Securities and Exchange Commission's "notice and access" rules, you may only vote using the Internet by obtaining the proxy materials in the manner described in the Notice and by following the instructions in the Notice or on the proxy form. Please note that you cannot vote your shares by filling out and returning the Notice itself.

You may always revoke your proxy before it is voted at the meeting by following the instructions on page 4 of in the accompanying proxy statement.
WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU INTEND TO ATTEND THE ANNUAL MEETING.

MARK D. MILLETT President and Chief Executive Officer

April 8, 2016

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2016: all materials are available on the Internet at the following website: http://materials.proxyvote.com/858119. These proxy materials are also available on our Internet site at www.steeldynamics.com under the heading "Investor Center."

i

STEEL DYNAMICS, INC.
7575 West Jefferson Blvd.
Fort Wayne, IN 46804
Telephone: (260) 969-3500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2016

Voting Information

        Purpose.    We are providing you with this Proxy Statement and these proxy materials in connection with the solicitation of proxies by our Board of Directors, to be voted at our 2016 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We will hold the meeting on May 19, 2016, beginning at 9:00 a.m. EDT, in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana 46802.

        Our fiscal year begins on January 1 and ends on December 31. References in this Proxy Statement refer to the year 2015, therefore, the twelve-month period which ended December 31, 2015.

        Internet Availability of Proxy Materials.    As permitted by the Securities and Exchange Commission's ("SEC") "notice and access" rules, we are making our proxy statement and 2015 annual reports (which are not part of the proxy solicitation materials) available to most of our stockholders via the Internet rather than by mail. Accordingly, by April 8, 2016, we will begin distributing to our stockholders either (i) for some who wish to receive their proxy materials in this manner, a paper or "Full Set" copy of our proxy statement, the accompanying form of proxy card, and our 2015 annual report, or (ii) for most, only a Notice of Internet Availability of Proxy Materials (the "Notice"), explaining how to access this proxy statement and other materials via the Internet, how to vote your shares, and, if you prefer, how to also obtain a paper copy of these materials at no charge.

        Who Can Vote.    You are entitled to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2016.

        Shares Outstanding.    On March 21, 2016, there were 243,430,159 shares of common stock outstanding. A list of stockholders entitled to vote at the meeting is available at our corporate office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

        Annual Meeting Webcast.    We will be webcasting this year's Annual Meeting. You may access the webcast at www.steeldynamics.com under "Investor Center—Annual Meeting." Aside from our Proxy Statement and form of proxy, no other information on our website, including the audio webcast, is to be considered a part of our proxy soliciting materials.

        Voting of Shares.    If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder "of record". But if your shares are registered in the name of a broker, bank, custodian, or other nominee, that person is the stockholder of record and you are considered the "beneficial" owner.

        Voting Shares Held by Brokers, Custodians, Banks or Other Nominees.    Many stockholders arrange to have their shares held by brokers, banks, custodians or other nominees. These are referred to as "Broker Held Shares". In this situation, the record or "registered holder" is that particular broker, bank, custodian or nominee. This is often referred to as holding shares in "street name." In such case, your name, as the actual beneficial owner, does not appear in our stock register. Therefore, for Broker Held Shares, the process of distributing the proxy materials and tabulating votes involves two-steps. The broker first informs us how many of their clients are beneficial owners, and we provide them with the number of sets of proxy materials that correspond to the number of beneficial owners who are to receive paper copies. Each broker then forwards those proxy materials to its clients, to obtain their voting instructions. So if you receive a paper copy of the proxy materials from your broker, the accompanying return envelope is self-addressed to return your executed proxy card with your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a kind of master proxy card to our vote tabulator reflecting the aggregate votes of the beneficial owners for whom it holds shares.

        For this reason, if your shares are held by your broker, you should follow your broker's instructions included on that form.

        If you do not give your voting instructions to your broker, your broker may not be able to vote your shares.    Under applicable rules of self-regulatory organizations governing brokers, your bank, broker, custodian or other nominee will only be able to vote your shares with respect to so-called items that are considered "discretionary." Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, so in such situations your broker may vote these shares even in the absence of your voting instructions. For the 2016 Annual Meeting, however, the only discretionary item is Proposal No. 2, the ratification of the selection of our independent auditors. On all the other non-discretionary items, including the Election of Directors (Proposal No. 1) and the non-binding Advisory Vote to Approve the Compensation of the Named Executive Officers (Proposal No. 3), if you do not give voting instructions to your broker, those shares will not be voted and will be treated as "broker non-votes."

        Voting Shares Held in Your Name.    On the other hand, if you are the record owner, then, regardless of whether you have received a paper copy of these proxy materials or only a Notice, you may vote your shares only if you do so in person at the Annual Meeting, if you submit your instructions by telephone or on the Internet following the instructions contained in these proxy materials, or by proxy if you properly fill in and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. In that situation, your "proxy"—that is, the persons named in your proxy card—will then vote your shares as you have directed.

        With respect to shares you hold in your own name, if you send in your proxy and do not revoke it, your shares will be voted in accordance with your instructions. If you do not specify how you want your shares voted with respect to one or more proposals, your shares will be voted FOR Proposal No. 1 (the election as directors of all nominees listed under "Election of Directors"); FOR Proposal No. 2 (the "Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors"); and FOR Proposal No. 3 (the non-binding "Advisory Vote to Approve the Compensation of the Named Executive Officers").

        We realize that most of you will probably not be able to attend the meeting in person. Therefore, regardless of whether you are the record owner or the beneficial owner, it is very important that your shares be voted. We can only take action at the Annual Meeting, with respect to a particular matter, if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is "present" at the Annual Meeting. Therefore, unless you intend to come to the Annual Meeting and vote in person, or you intend to vote via the Internet or by phone, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting, to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions.

  Required Vote.

        Quorum.    The presence, in person or by proxy, of the holders of a majority of the shares that are entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals.

        Election of Directors.    For purposes of the election of directors (Proposal No. 1), the eleven director nominees who receive the highest number of votes cast "FOR" the election of those directors will be elected; provided, however, that the Board has adopted a Policy requiring that, in advance of and as a condition to being approved as a candidate for election, each candidate must have agreed that if he or she receives a "WITHHOLD" vote of greater than 50% of all the votes cast or present at the meeting, the Board will consider that to have been tantamount to a majority vote "against" that person and, accordingly, he or she will be deemed to have automatically resigned. Under that Policy, should this occur, the Board, in the exercise of its discretion, has the ability to override the resignation, but only if, upon a consideration of all pertinent factors, the Board makes an affirmative determination that accepting such resignation would not be in the best interest of the Company and its stockholders.

        Accordingly, you may vote "FOR ALL" of the director nominees, "WITHHOLD ALL" of the director nominees, or "WITHHOLD" your vote from one or more nominees, by checking the "For All Except" box and writing in the name of the director or directors from whom you want to withhold your vote. Accordingly, checking the "For All Except" box and writing in the name of a particular nominee will have the same effect as a vote "AGAINST" that nominee and will trigger that nominee's resignation if the total "WITHHOLD" votes for that nominee aggregate more than 50% of the total votes cast or present with respect to that nominee.

        Other Proposals.    For all proposals, other than Proposal No. 1 (the election of directors), the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on the item will be required for approval. On such matters, you may vote "FOR," "AGAINST" or "ABSTAIN." A proxy marked "Abstain" with respect to an item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a negative vote.

        Your Choices on How to Vote by Proxy.    We are offering you four possible choices of how to vote by proxy:

  •
  Mail:  If you have received a paper copy of these proxy materials, you may mark, sign, date and return your enclosed proxy card in the enclosed envelope (if your shares are registered directly in your name);

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  Telephone:  If you have received a paper copy of these proxy materials, you may vote by using the toll-free telephone number and instructions shown on your proxy card, if your shares are registered directly in your name or, if not, by voting card if this option is also offered by your bank or broker, in either case using a secure control number and account number;

  •
  Internet:  Whether in paper form or by Notice only, by using the Notice or web site information and instructions listed on your proxy card or in the form of Notice, if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker in either case using a secure control number and account number; and

  •
  In person at the meeting:  If your shares are registered directly in your own name, you may vote by paper ballot handed out at the Annual Meeting, provided that you have with you the Notice or proxy card that you received from the Company. But if your shares are registered in the name of your bank or broker, and if you wish to be able to vote your shares in person at the Annual Meeting, you will need to check the box on the Voter Instruction Form you will receive with your proxy material, requesting a "Legal Proxy" which is what you will actually use to vote your shares. If you don't request that Legal Proxy, your vote will not count.

        We anticipate that telephone and Internet voting will be available 24 hours a day, 7 days a week. Both the Internet and telephone voting instructions are designed to prompt you on how to proceed, and you will be able to confirm that your instructions have been properly received and recorded. For both of these methods, you will also need a control number, which is noted on your proxy card or, in the case of Internet voting, in the Notice if you did not receive a paper copy of the proxy materials. The telephone and Internet voting facilities will close at 11:59 p.m. EDT on May 18, 2016.

        The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the meeting, provided that you follow the foregoing instructions for voting in person.

        We do not know of any business to be transacted at the Annual Meeting, other than those matters described in this Proxy Statement. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment, to the same extent as the person granting the proxy.

        Revocation of a Proxy.    You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

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  Notify our Chief Financial Officer, Theresa E. Wagler, in writing and before the meeting;

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  Submit another proxy with a later date than your earlier proxy;

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  Vote by telephone or Internet on a later date than the date you earlier voted; or

  •
  Vote in person at the meeting in accordance with the foregoing instructions.

        Multiple Stockholders Sharing the Same Address.    Under rules adopted by the SEC, we are permitted to deliver a single copy of our Proxy Statement and Annual Report, or notice of availability of these materials, to stockholders sharing the same last name and address. This process, called householding, allows us to reduce the number of copies of these materials that we must print and mail. However, if you share the same last name and address with other Steel Dynamics stockholders and would like to stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading "Investor Relations Department," including your name, address, and account number.

        Cost of Preparing, Mailing and Soliciting Proxies.    We will pay all of the costs of preparing, printing and mailing this Proxy Statement and of soliciting these proxies. We will ask brokers to forward the proxy materials, our 2015 Annual Report and our SEC Form 10-K to the persons who were our beneficial owners on the record date. We will also reimburse such brokers for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

        In addition, proxies may be solicited on our behalf in person, or by telephone, e-mail or other electronic means, by our officers, directors, and employees who will receive no additional compensation for soliciting. We have also engaged the firm of Okapi Partners to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners a fee of approximately $7,500 plus expenses for these services.

        Voting Results.    We will publish the voting results on our Company's website at www.steeldynamics.com under "Investor Center" following the Annual Meeting, as well as in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

        Investor Relations Department.    You may contact our Investor Relations Department in one of three ways:

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  Writing to Steel Dynamics, Inc., Investor Relations Department, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804;

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  E-mail to investor@steeldynamics.com; or

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  Phone the Investor Relations Department at 260.969.3500.

        Stockholder Communications with Directors.    If you wish to communicate with the Board of Directors, our non-executive Chairman of the Board, our Lead Independent Director, any individual director, or the Chair of any particular Board committee, you may do so by sending a communication, marked "Stockholder Communication," in care of our Chief Financial Officer at our corporate offices, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Your letter should describe your share ownership and how held. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will either forward the communication to the director or committee chair to whom it is addressed, or, as appropriate, to our non-executive Chairman of the Board, to our Lead Independent Director or to the Company's legal counsel. Our Chief Financial Officer may also attempt to deal with the subject matter directly where it is a request for general information about the Company, or may elect to not forward or act on the matter where it consists of junk mail, contains resumes, is primarily commercial in nature, involves personal grievances or is otherwise irrelevant to the Board governance process.

Governance of the Company

        Governance Policy.    Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of the Company for the long term benefit of our stockholders and other constituencies. The Board strives to ensure the success and continuity of the Company and its mission through the election and appointment of qualified management, which regularly keeps Board members informed regarding our business and regarding our industry. The Board is also responsible for ensuring that Steel Dynamics, Inc.'s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

        We operate under corporate governance principles and practices that are reflected in a set of written Corporate Governance Policies, which is available on our Company's website at www.steeldynamics.com under "Investor Center—Corporate Governance." These include the following principles:

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  At least a majority of our directors and all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are required, at a minimum, to meet, and do meet, all applicable objective and subjective standards for independence, including the Nasdaq Listing Rules for director independence, as more fully described in the discussion of "Director Independence" below.

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  Our Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

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  Our Board, at least annually, engages in a strategic planning meeting, during which it reviews and assesses our business strategies, although board-level discussions involving strategic issues occur regularly, as appropriate, throughout the year.

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  Independent and non-employee directors meet in executive session no less than quarterly.

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  Our Board and Board committees conduct an annual self-evaluation.

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  Our Board regularly reviews succession planning and related consideration of corporate talent development issues at all critical management levels, and, with respect to Chief Executive Officer and senior management succession, no less than annually.

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  Directors have unrestricted access to our officers and employees.

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  Our independent directors utilize input from the Corporate Governance and Nominating Committee and from the Compensation Committee to conduct an annual review of our Chief Executive Officer's performance.

        Board Leadership Structure.    Mr. Keith E. Busse serves as our non-independent, non-executive Chairman of the Board. If elected at the Annual Meeting, Mr. Busse will continue to serve in that capacity. Mr. Busse, as the non-executive Chairman, presides at meetings of the Board. Since 2010, the Board has operated with a Lead Independent Director, selected annually from among the independent directors. James C. Marcuccilli served as our Lead Independent Director during 2015, and, if elected at the Annual Meeting, will continue to serve in that capacity. The Chairman and Lead Independent Director serve at the pleasure of the Board and are appointed annually following the Annual Meeting.

        The Lead Independent Director presides at all Board meetings at which the Chairman is not present, presides at all meetings of the executive sessions of the independent directors, serves as a liaison between management and the Board as well as between the Chairman and the independent directors, approves Board meeting agendas, assists the Board committee chairs in preparing agendas for the respective committee meetings, and has the authority to call meetings of the independent directors. In addition, he may perform such other functions and responsibilities requested by the Board or the independent directors from time to time. The Lead Independent Director also serves as the Chair of the Board's Succession Planning Committee. The Lead Independent Director also has the authority to call additional executive sessions of the independent directors, in addition to those that are pre-planned. The Board considers that the Lead Independent Director's active involvement in the foregoing functions and activities will ensure the Board will be able to maintain an appropriate level of independent oversight over its critical information flow and decision-making processes.

        Board's Role in Risk Oversight.    The Board oversees the Company's risk management processes, including the identification of risk areas and issues and the oversight of risk assessment and risk management. Management reviews these risk management processes with the full Board on a rolling periodic basis, by subject matter, including identification of key risk areas, including a consideration of the relationship between elements of risk and the Company's strategic planning process and key strategies as well as the Company's risk tolerance and the steps taken to address them. More specifically, our Chief Financial Officer, in consultation with our Chief Executive Officer, business unit leaders, the corporate treasurer, internal audit director, legal counsel, and other necessary individuals, regularly undertakes various risk assessment analyses involving the principal risks we face, both separately and comprehensively; assessing how and in what ways these risks affect or may affect the Company or our operations; and how management, through compliance training, best practices awareness, and implementation of various programs and practices, identifies, evaluates, and undertakes to mitigate these risks. Whether involving direct Board oversight covering such matters as financial, credit, tax, operational, electronic data systems, safety, environmental, employment-related, trade, regulatory, litigation, or other legal risks, management also periodically reports to:

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  the Audit Committee, regarding:

  (i)
  risks related to its duties and responsibilities prescribed in its charter;

  (ii)
  management's policies and processes for risk assessment and risk management and its periodic evaluation of the Company's risks and the steps management is taking, or proposes to take, to monitor and mitigate those risks; and

  (iii)
  the status and reasonableness of its disclosure controls and Sarbanes-Oxley Section 404 controls;

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  the Compensation Committee, regarding risk assessment and mitigation measures related to our compensation programs, policies and practices, to ensure that they do not encourage or engender unreasonable risk-taking or risk-inducing practices that might adversely impact stockholders and long-term stockholder value, and how such factors must be considered in formulating and reviewing our compensation programs, policies, and practices.

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  the Corporate Governance and Nominating Committee, regarding the risks related to the duties and responsibilities prescribed in its Charter, including:

  (i)
  the institution, oversight, and monitoring of the Company's good governance best practices;

  (ii)
  the oversight of the Company's company-wide and senior officer level business conduct and ethics rules and practices; and

  (iii)
  maintenance of effective Board representation by ensuring that thoughtful, well qualified and diligent people are selected as director candidates and as committee members.

        Committees and Meetings of the Board of Directors.    During 2015, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Compensation Committee consisted of four directors. Our Audit Committee and our Corporate Governance and Nominating Committee each consisted of five directors.

        The Board, together with management, periodically reviews the applicable provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and the implementing rules thereunder, the rules and pronouncements of the SEC, pertinent provisions of the Internal Revenue Code of 1986 (the "Code"), and the Listing Rules of the Nasdaq Stock Market regarding corporate governance policies, processes, and listing standards, including applicable audit and compensation committee independence standards. In conformity with such requirements, the committees of the Board operate under written charters. All three committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, regularly update and revise their charters to take into account increased charter, legislative, regulatory and listing standards requirements, as well as other governance changes. We also operate under a set of Corporate Governance Policies, which are reviewed frequently. All charters and policies may be found on our website, at www.steeldynamics.com under "Investor Center—Corporate Governance", or by writing to Steel Dynamics, Inc., Attention: "Investor Relations Department," 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804 and requesting copies.

        The members of each committee, and the chair of each committee, are appointed annually by the Board. Each committee had the following members during 2015:

	Corporate Governance and Nominating	Compensation	Audit
Mark D. Millett
Richard P. Teets, Jr.
John C. Bates
Keith E. Busse
Frank D. Byrne, M.D.	x	x
Kenneth W. Cornew(1)
Traci M. Dolan		x	Chair
Paul B. Edgerley(2)			x
Dr. Jürgen Kolb	x		x
James C. Marcuccilli	Chair	x	x
Bradley S. Seaman	x		x
Gabriel L. Shaheen	x	Chair
Committee Meetings Held	5	6	8

(1)
Mr. Cornew, a new director nominee, did not serve as a member of the Board during 2015.

(2)
Mr. Edgerley resigned as a director in October 2015.

        The Board also has a Succession Planning Committee. The Succession Planning Committee works with management and with the Board to review, monitor, and make recommendations regarding the succession planning process and procedures at all senior levels, including those relating to the Chief Executive Officer, and to the identification, development, and promotion of critical talent at senior management levels to address both planned leadership transition and unexpected transition challenges. The Succession Planning Committee consists of the Lead Independent Director and the chairpersons of each of the other standing committees. The Succession Planning Committee consisted of four members during 2015 and was chaired by James C. Marcuccilli, our Lead Independent Director and chairperson of our Corporate Governance and Nominating Committee.

        The Board held six regularly scheduled and special meetings during 2015. All directors attended at least 75% of those meetings, as well as the meetings of each of the committees on which they served. The Company's independent directors met in executive session four times during 2015, without management present.

        We encourage all members of the Board to attend our Annual Stockholders Meeting. At the 2015 Annual Meeting, all directors attended except for two directors, one due to a family emergency and one due to an unexpected business conflict.

        Director Independence.    Each of our Audit, Compensation, and Corporate Governance and Nominating Committee charters require that each member of each committee meet:

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  all applicable criteria defining "independence" prescribed from time to time under Rule 5605(a)(2) of the Listing Rules for Nasdaq-listed companies, as well as those enhanced independence requirements for Audit Committee members prescribed pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

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  the enhanced standards of independence, in effect during 2015, applicable to compensation committee members, including the requirement to consider the impact upon independence of the receipt of any consulting, advisory, or compensatory fees paid by the company (other than board fees), of which there were none; or of the existence of any "affiliate" relationship between the member and the company or any of its subsidiaries or affiliates, of which there were none;

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  the criteria for a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act; and

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  the criteria for what constitutes an "outside director" within the meaning of Section 162(m) of the Code.

        The Board must also annually make both an affirmative objective and subjective determination that all such "independence" standards have been, and continue to be met by the independent directors and members of each of our three standing committees, as well as the additional heightened independence standards prescribed by SEC and Nasdaq Listing Rules for audit committee and compensation committee members. To be found to be objectively independent, each director must be neither an officer nor an employee of Steel Dynamics, Inc. or any of its subsidiaries, nor an individual who has any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, stockholder or officer of an entity that has such a relationship) which, in the Board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is presumptively considered not independent if:

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  the director or a family member, directly or indirectly through either a family or entity relationship, received any payments from Steel Dynamics or any of its subsidiaries, during any period of twelve consecutive months within the preceding three years, (other than for Board or Committee service, from investments in the Company's securities, or from any Company retirement plan) relating to the provision of accounting, consulting, legal, investment banking, or financial advisory services;

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  the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees;

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  the director is a family member of a person who is, or at any time during the three prior years was employed as an executive officer by Steel Dynamics or any of its subsidiaries;

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  the director is, or has a family member who is, a partner in, an executive officer or controlling stockholder of any entity to which Steel Dynamics made, or from which Steel Dynamics received payments for property or services, in the current or prior three years, that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more (other than, with other minor exceptions, payments arising solely from investments in the company's securities);

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  the director is, or has a family member who is employed as an executive officer of another entity where, at any time within the prior three years, any of Steel Dynamics' executive officers served on the compensation committee of the other entity; or

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  the director is, or has a family member who is a current partner of Steel Dynamics' outside auditors, or was a partner or employee of that outside auditor who worked on the Company's audit at any time during the prior three years.

        The Board made its independence determination with respect to each director for calendar year 2015 and for each director nominee for election to the Board of Directors at the 2016 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee and the Compensation Committee, under the special audit committee and compensation committee independence criteria set forth under applicable SEC rules and Nasdaq Listing Rules.

        The Board determined that during 2015 seven of the eleven members of our Board of Directors, Frank D. Byrne, M.D., Traci M. Dolan, Paul B. Edgerley (through his resignation in October 2015), Dr. Jürgen Kolb, James C. Marcuccilli, Gabriel L. Shaheen and Bradley S. Seaman, met all independence requirements, thus at all times constituting more than a majority of the eleven member Board. The Board has determined that, if elected at the 2016 Annual Meeting, of the eleven persons nominated as candidates for election as directors, not only incumbent director nominees Frank D. Byrne, M.D., Traci M. Dolan, Dr. Jürgen Kolb, James C. Marcuccilli, Gabriel L. Shaheen and Bradley S. Seaman but also new director nominee Kenneth W. Cornew, will meet all such independence criteria. The Board also determined that, if elected at the Annual Meeting, during 2016, four of our eleven directors, John C. Bates, Keith E. Busse, Mark D. Millett and Richard P. Teets, Jr., will remain non-independent directors. Mr. Millett will continue to be deemed non-independent because of his current employment, Mr. Teets will be deemed non-independent because of his recent employment, and Mr. Busse is considered objectively non-independent as a result of his three-year consulting agreement which ended on December 31, 2014. Mr. Bates is considered non-independent as a result of ownership and control of Heidtman Steel Products, Inc. ("Heidtman"), which purchases steel from our Company.

The Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee is responsible, among other things, for:

  •
  reviewing and evaluating developments in corporate governance practices, and reviewing and recommending to the Board effective corporate governance policies and procedures and appropriate charter provisions, as well as Board organization, size and composition;

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  establishing criteria for and identifying, evaluating, and recommending for election as directors both incumbent and prospective nominees who meet the Committee's and the Board's criteria of board member requirements, and who, by virtue of their background, knowledge, attributes, skills, business, financial, life experience and expertise, are willing and able to actively and materially contribute as a board member, either for election by Steel Dynamics' stockholders at each Annual Meeting, or for appointment by the Board to fill any director vacancies;

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  identifying Board members for assignment to various Board committees;

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  drafting and overseeing a Code of Ethics for Principal Executive Officers and Senior Financial Officers, a Company-wide Code of Business Conduct and Ethics, and from time to time such other policies as are necessary or appropriate in the interest of good governance practices. Copies of the foregoing and following policies are available on our Company's website at www.steeldynamics.com under "Investor Center—Corporate Governance":

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  Statement of Policy for the Review, Approval or Ratification of Transactions With Related Persons;

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  Policy Pertaining to Related Party Relationships;

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  Policy on Recoupment of Incentive-Based Executive Bonuses in the Event of Certain Restatements;

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    Policy Regarding Insider Trading and Certain Prohibited Transactions (Prohibition on Hedging, Short-Term Trading, and Options, and Restrictions on Pledging);

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    Antitrust and Commercial Fair Dealing Policy; and

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    Policy Governing the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls, Auditing Matters, or Other Business or Financial Misconduct.

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  determining, recommending, or rendering advice to the Board regarding applicable statutory, regulatory or Nasdaq Listing Rules "independence" requirements for board or committee membership, as well as rendering objective and subjective independence determinations; and

  •
  reviewing and evaluating, at least annually, the performance of the Board and Board committee members and making recommendations to the Board concerning the number, function, and composition of the Board's committees.

        Director Nomination Process.    When considering a proposed candidate for nomination as a director for consideration by stockholders at an Annual Meeting or when a vacancy occurs on the Board, including a vacancy, if at all, created by an increase in the number of directors, the Corporate Governance and Nominating Committee first identifies any potential gaps of skillsets, or additional skills that are or may be warranted, considers other factors such as background, general life experiences and diversity, and then identifies potential nominees to fill the need. Proposed nominees may be referred or recommended to the Committee from many different sources, including but not limited to members of the Committee, by other directors, by outside persons or advisors, by a stockholder in accordance with the procedures described below, or under the direction of the Committee and for its consideration at approval, by an outside independent professional search firm.

        The Committee reviews background information on each proposed nominee, including the proposed nominee's accomplishments, experience, and skills. In addition to a candidate's inventory of skills and substantive qualifications, the Committee looks for various other demonstrated attributes, including:

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  business acumen;

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  financial literacy;

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  integrity;

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  independence;

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  informed judgment and practical wisdom;

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  collegiality;

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  a commitment to represent the long-term interests of the Company and its stockholders;

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  a willingness to devote the necessary time and attention to the Company's business and the needs of the Board, and its committees; and

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  the nominee's ability to work in and help maintain a productive environment.

        Additionally, the Committee takes into account such factors as industry and general business knowledge, operating experience, demonstrated ethical business conduct, familiarity with or experience regarding international business matters, considerations such as safety, logistics, legal/governmental/environmental regulation experience, information technology, and risk assessment, as part of the director candidate qualification process. Members of the Corporate Governance and Nominating Committee also subject the re-nomination candidacy of incumbent Board members to the same process, taking into consideration the extent to which they have determined that each such existing Board member, through his or her prior performance, has met the applicable criteria and has developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives to merit continued service as Board members.

        The foregoing process was in place and implemented following the resignation, in October 2015, of long-time Board member Paul Edgerley. In addition to a number of previously vetted Board candidates the Committee had kept current and, therefore, re-visited, the Committee also renewed its search activities through an independent outside search firm, specifically asking that firm to bring to the Committee a diverse additional slate of candidates who met the Committee's criteria. As a result, the Committee conducted an additional series of interviews and selected Kenneth W. Cornew. Accordingly, Mr. Cornew is listed as one of the candidates for Board membership in connection with Proposal No. 1.

        Stockholder Nominations.    The Corporate Governance and Nominating Committee will consider suggestions from stockholders for potential director nominees. In order to provide the Committee sufficient time to evaluate proposed nominees, a stockholder desiring to recommend a proposed nominee for consideration by the Committee, for nomination at the 2017 Annual Meeting of Stockholders, should send any such recommendation to Steel Dynamics, Inc., Attention: Chief Financial Officer, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than December 9, 2016, who will then forward it to the Committee. Any such recommendation should include a description of the proposed nominee's qualifications for Board service, the proposed nominee's written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, including date or dates of purchase, the proposed nominee's resume, information regarding any relationship, as well as any understandings between the proposing stockholder, the proposed nominee, and any other person or organization regarding the proposed nominee's board service, if elected, and the addresses and telephone numbers for contacting the stockholder and/or the proposed nominee for more information.

The Compensation Committee

        The Board determined that all members of the Compensation Committee were independent during 2015 within the meaning of Rules 5605(a)(2) and 5605(d)(2)(A) of the Nasdaq Listing Rules (which includes the enhanced Nasdaq independence standards applicable to compensation committee members), and that they also met the definition of a "non-employee director" within the scope of Exchange Act Rule 16b-3 and of an "outside director" within the meaning of Section 162(m) of the Code.

        The Compensation Committee is responsible, among other things, for:

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  establishing, reviewing, and approving corporate goals and objectives relating to our Chief Executive Officer's and Named Executive Officers' compensation;

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  evaluating our Chief Executive Officer's and other executive officers' (as well as the Company's overall) performance, at least annually, in light of those corporate goals and objectives and determining and approving their compensation based on this evaluation;

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  reviewing and approving the Company's executive compensation plans and agreements, including our equity-based plans; and, at least annually, reviewing the operation of all such plans and agreements and assessing the relationship between the Company's overall compensation policies and practices and financial risk;

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  exercising general oversight with respect to the Company's compensation agreements and incentive and equity-based plans relating to our Chief Executive Officer and other executive officers;

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  reviewing and making recommendations to the Board, taking into account Company performance and the duties and responsibilities of each board or committee position, regarding compensation of the non-employee members of the Board;

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  overseeing regulatory compliance with respect to compensation matters and engaging the services of independent professional compensation consultants and advisors, with costs paid by the Company;

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  reviewing and determining compliance, with respect to each Committee member, of all required objective and subjective factors governing independence as well as the independence of the Committee's advisors, including its compensation consultant and other advisors;

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  acting as the "Administrator" or "Committee" in connection with the operation and administration of our equity and cash-based incentive compensation programs, with the authority to approve and authorize both equity and cash-based awards, options, and grants thereunder; and

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  preparing and approving an annual report on executive compensation for inclusion in our Annual Report on Form 10-K and Proxy Statement, and reviewing and discussing with management the Company's Compensation Discussion and Analysis, to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included either in our Annual Report on Form 10-K, or alternatively, in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K.

        Compensation Committee Interlocks and Insider Participation.    None of our current or former officers or employees or any current or former officers or employees of our subsidiaries, served as a member of the Compensation Committee during 2015. Moreover, during 2015 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

The Audit Committee

        The Board has both objectively found and also affirmatively determined that all members of the Audit Committee are independent as defined by Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Listing Rules, and also met all additional or enhanced criteria for Audit Committee membership independence set forth in Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1) thereunder.

        In addition, our Board has also determined that, for 2015, each member of our Audit Committee, by virtue of his or her extensive financial and business experience and training, met, and continues to meet, the criteria of an "audit committee financial expert" within the meaning of that term in Rule 407 of Regulation S-K. None of the members of the Audit Committee served on the audit committee of more than two other public companies.

        The Audit Committee is responsible, among other things, for:

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  the adequacy, quality, and integrity of the Company's accounting and financial reporting processes and the integrity of its financial statements;

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  the appointment, retention, compensation, independence, performance, and oversight of the Company's independent registered public accounting firm;

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  the audits of the Company's financial statements;

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  in consultation with management and with legal counsel, the Company's compliance with legal and regulatory filings and requirements;

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  the soundness and performance of the Company's internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting;

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  the Company's risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk, and market risk;

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  the preparation and approval of an Audit Committee Report required by the rules of the SEC for inclusion in the Company's annual Proxy Statement;

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  the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding potential fraud or other questionable accounting, financial, or auditing matters; and

  •
  the maintenance and oversight of a policy governing related party transactions required to be disclosed under Item 404 of SEC Regulations S-K, including the process the Audit Committee employs to identify related party transactions for review, in response to PCAOB Auditing Standard No. 18, as well as governing the review, approval or ratification of any such permitted related party transactions.

        The Audit Committee meets periodically with management and with our independent auditors in the discharge of its responsibilities. The Committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements or the results thereof are publicly released and before they are filed with the SEC. The Audit Committee also regularly meets privately with the independent auditors.

        The report of the Audit Committee is set forth in this Proxy Statement beginning at page 25.

        Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Exchange Act requires our non-employee directors and our executive officers to file with the SEC initial reports of beneficial ownership of the Company's common stock and other equity securities or derivatives as well as reports of changes in beneficial ownership. These persons are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Exchange Act filing requirements with respect to 2015 were met, except for the following transactions: two purchase transactions of 3,000 shares each by Richard P. Teets for his minor children, for which a Form 4 was filed two days late on August 24, 2015 and two gift transactions on October 29, 2015 of 1,300 shares each by Mark D. Millett, for relatives, for which a Form 5 was filed on January 29, 2016.

        Stockholder Proposals for 2017.    Any stockholder satisfying the requirements of the Exchange Act Rule 14a-8, and wishing to submit a proposal for inclusion in our Proxy Statement for our 2017 Annual Meeting of Stockholders, must submit the proposal in writing to the attention of our Chief Financial Officer, Theresa E. Wagler, at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than December 9, 2016.

        In addition, Section 2.9 of our bylaws, which is an advance notice bylaw, governs the timely submission of nominations for director or other business proposals that a stockholder may wish to have considered at the annual meeting. There were no such proposals submitted for this Annual Meeting. Pursuant to that bylaw, any stockholder who does not submit a timely or otherwise qualifying proposal for inclusion in next year's (2017's) Annual Meeting Proxy Statement, but may still wish to make a proposal at that 2017 Annual Meeting, will be required to have delivered written notice to our Chief Financial Officer no later than December 9, 2016. That notice, if any, must contain the information required by Section 2.9 of the bylaws, a copy of which can be viewed on our Company's website, at www.steeldynamics.com under "Investor Center—Corporate Governance," or a copy of which may be requested, addressed as noted above, free of charge. If such a proposal were to be actually made at next year's Annual Meeting, a proxy granted by a stockholder prior to that Annual Meeting will be deemed to have given discretionary authority to the proxies to vote that individual's shares on any matter introduced pursuant to the foregoing Section 2.9 advance notice bylaw.

Proposal No. 1
Election of Directors

        Our stockholders will be asked to elect eleven directors at the 2016 Annual Meeting.

        Ten of the persons listed below are incumbent members of our Board, and, except for Kenneth W. Cornew, were elected at the 2015 Annual Meeting. As a result of its ongoing performance review by the Corporate Governance and Nominating Committee (see "The Corporate Governance and Nominating Committee—Director Nomination Process"), each incumbent Board member's service and performance as a director during 2015 has been determined to have met all expectations. In addition, Mr. Cornew's qualifications were reviewed and found to fit nicely with the Board member qualifications criteria established by the Corporate Governance and Nominating Committee. Therefore, all eleven director candidates have been recommended for nomination by the Committee and, as such, have been nominated by the Board of Directors. Each director, if elected, will serve until our 2017 Annual Meeting of Stockholders, or until a qualified successor director has been elected.

        We will vote the shares you hold in your own name in the manner you specify on the enclosed proxy card, or by telephone or Internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If you wish your shares voted for some, but not all, of the nominees, or if you wish to "WITHHOLD" your vote from some but not all of the nominees, you may so indicate on the proxy card or by telephone or the Internet when you vote your proxy. As previously described in the "Required Vote" section of this Proxy Statement, if you WITHHOLD your vote from a nominee, that will have the same effect as a vote AGAINST that nominee.

        If your shares, however, are Broker Held Shares, be sure to instruct your broker, bank, custodian, or nominee on how you want your shares voted, with respect not only to this Proposal No. 1, but to each of the proposals on the agenda. If you do not give your instructions, your broker, bank, custodian, or nominee will not be able to vote your shares. (See "Voting Shares Held by Brokers, Custodians, Banks or Other Nominees" at page 2.)

        As previously noted, therefore, upon recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Mark D. Millett, Richard P. Teets, Jr., John C. Bates, Keith E. Busse, Frank D. Byrne, M.D., Kenneth W. Cornew, Traci M. Dolan, Dr. Jürgen Kolb, James C. Marcuccilli, Bradley S. Seaman and Gabriel L. Shaheen for election as directors for a one year term. All but Messrs. Millett, Teets, Bates and Busse are and will be independent directors.

        The Board has also reviewed all transactions during 2015 between Steel Dynamics, Inc. or any of its subsidiaries or affiliates, and companies or entities in which a director or a family member or affiliate might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons, described at page 57, and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors.

        No significant Transactions With Related Persons, involved any director, except for John C. Bates, a co-founder and director of the Company since inception, who is also the President and Chief Executive Officer of Heidtman, a customer of the Company. The commercial fairness of the transactions between the Company and Heidtman have been continuously approved in accordance with such Policy.

        The Board has affirmatively determined that none of the independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

        Each of the nominees for election as director has indicated his or her willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate Governance and Nominating Committee, may select a substitute nominee. In that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. We do not anticipate that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR EACH OF THE FOLLOWING NOMINEES:

Name	Position with Steel Dynamics, Inc.	Age	Director Since
Mark D. Millett	Director, President and Chief Executive Officer	56	1993
Richard P. Teets, Jr.(1)	Director, Executive Vice President for Steelmaking, President and Chief Operating Officer of Steel Operations	60	1993
John C. Bates	Director	72	1993
Keith E. Busse	Director, Non-Executive Chairman of the Board	73	1993
Frank D. Byrne, M.D.	Director	63	2005
Kenneth W. Cornew	Director	51	2016
Traci M. Dolan	Director	58	2012
Dr. Jürgen Kolb	Director	73	1996
James C. Marcuccilli	Lead Independent Director	65	2005
Bradley S. Seaman	Director	55	2013
Gabriel L. Shaheen	Director	62	2009

(1)
Mr. Teets retired as an officer and employee, effective March 31, 2016, but will remain as a director, if elected, and also, through December 31, 2016, as a consultant.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS,
ATTRIBUTES AND SKILLS OF DIRECTOR NOMINEES

        Mark D. Millett, a co-founder of our Company and a director since inception, was appointed our President and Chief Executive Officer effective January 1, 2012. Prior to that, from April 2011, Mr. Millett served as our President and Chief Operating Officer and, from June 2008 to April 2011, our Executive Vice President of Metals Recycling and Ferrous Resources and President and Chief Operating Officer of OmniSource Corporation. In that role, he was responsible for the Company's metallic resources platform, including all ferrous and non-ferrous metals recycling operations, as well as the Company's ironmaking initiatives. In 2007 and 2008, Mr. Millett managed the Company's flat roll operations, including the Butler Flat Roll Division, Jeffersonville coating facilities and The Techs. From 1998 to 2007, Mr. Millett managed the Company's Flat Roll Division at Butler, Indiana, including the hot mill, cold mill, and coating facilities. Between 1993 and 1996, Mr. Millett was responsible for the design, construction and start-up operation of the Company's Butler, Indiana flat roll, melting and casting operations. A metallurgist by training, Mr. Millett, prior to his co-founding of Steel Dynamics, served from 1981 to 1985 as chief metallurgist for Nucor Corporation's Darlington, South Carolina, division, charged with developing the world's first commercially viable thin-slab-casting process as the manager of that project at Nucor's Hazelett facility. In 1987, Mr. Millett was given the responsibility by Nucor for the design, construction, staffing, and operation of the melting and casting facility at Nucor's world's-first thin-slab casting facility at Crawfordsville, Indiana. Mr. Millett holds a bachelor's degree in metallurgy from the University of Surrey in England (1981). Mr. Millett was named Steelmaker of the Year in 2014 by the Association of Iron and Steel Technology. Mr. Millett brings to the Board both a wealth of training and experience in steel metallurgy and in casting and coating technology and, by reason of his leadership of the Company's iron initiative projects, a comprehensive knowledge of iron making technology as well as, by reason of his leadership of OmniSource Corporation, a strategic and operational understanding of scrap metal recycling as both a resource for a steel manufacturing business and as an independent business platform.

        Richard P. Teets, Jr. is a co-founder of our Company and has been a director since inception. Prior to his retirement on March 31, 2016, Mr. Teets had been our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations since August 2008. In April 2007, Mr. Teets became an Executive Vice President, overseeing the Company's four long-products steelmaking divisions and the steel fabricating business, New Millennium Building Systems. In 1998, Mr. Teets initiated the planning for construction of the Company's structural-steel mill at Columbia City, Indiana. From 1998 to 2007, he managed the construction, start-up, and operation of the structural mill and was responsible for its commercial success and growth. From 1993 to early 1996, Mr. Teets was responsible for the planning and construction of the Company's pioneering flat roll steel mill in Butler, Indiana as well as its subsequent construction of a cold rolled facility, after which he became Vice President and General Manager of Rolling and Finishing at the flat roll mill. Prior to that, after a ten year career at J&L Steel (later LTV Steel), Mr. Teets joined Nucor Corporation in 1987 as an engineering manager at Crawfordsville, Indiana, where he was given broad responsibility for the design and construction of its new thin-slab-casting facility at that location. Thereafter, in 1991, he assumed responsibility for Nucor's Crawfordsville, Indiana cold-rolling and finishing operations. Mr. Teets holds a bachelor's degree in mechanical engineering from Lafayette College (1977) and a master's degree in business administration from Duquesne University (1982). Mr. Teets brings to the Board a strong academic and operational background and business experience in the design, construction and operation of steel mill facilities, as well as demonstrated leadership in organizing, budgeting for and directing complex projects, both at the construction and operational levels.

        John C. Bates is a co-founder of our Company and a director since inception. He is the President and Chief Executive Officer and a director of Heidtman, which he joined in 1963, and for which he has served as its President and Chief Executive Officer and a director since 1969. Heidtman is a large steel service center, with plants located throughout the Midwest and Eastern United States, serving the automotive, heavy truck, construction, metal building, pipe and tube and various other OEM product suppliers with hot rolled, cold rolled and various coated products. Mr. Bates was recognized in 2013 as Service Center Executive of the Year by Metal Center News. Mr. Bates' intimate knowledge of the service center industry, which represents a meaningful portion of our steel customer base and resulting revenues from steel operations, is a strategic asset to both management and the Board in enabling the Company to remain at the forefront of the commercial steel distribution business and to maintain the Company's leadership position in that marketplace.

        Keith E. Busse is a co-founder of our Company, is the non-executive Chairman of the Board and has been a director since inception. Prior to his retirement on December 31, 2011, Mr. Busse had been our Chief Executive Officer since inception. Mr. Busse also, from 1993 until May 2007, was our President, at which time he became Chairman and Chief Executive Officer. Prior to 1993, for a period of twenty-one years, Mr. Busse worked for Nucor Corporation in various capacities, including general manager of its Vulcraft subsidiary in St. Joe, Indiana. In 1986, Mr. Busse was appointed by Nucor to be the general manager of, and to head the construction and operation of, the world's first flat roll steel mini-mill utilizing thin-slab-casting steel technology at Crawfordsville, Indiana. Mr. Busse holds an undergraduate degree in accounting from International Business College, a degree in business finance from St. Francis College (now the University of St. Francis) and a master's degree in business administration from Indiana University. Mr. Busse was named Steelmaker of the Year in 2005 by the Association of Iron and Steel Technology and was named by Business Week Magazine as one of the Top 10 entrepreneurs in the United States. He serves as a director of Accuride Corporation, a public company and previously served as Chairman of the board of Tower Financial Corporation until the company was acquired by Old National Bancorp in 2014. Mr. Busse's ongoing contributions to the Board, as one of the most innovative and strategic minds in the steel business, and his leadership skills as both visionary and as motivator, are invaluable, even as the Company has matured and is poised for further growth.

        Frank D. Byrne, M.D., currently retired, served for ten years (2004 - 2014) as President of St. Mary's Hospital in Madison, Wisconsin, part of SSM Health Care, a multi-state healthcare delivery system. Previously, he served in a variety of executive leadership and governance roles at Parkview Health, a regional healthcare system in northeast Indiana, from 1991-2004, including serving as President of Parkview Hospital from 1995-2002. He practiced pulmonary and critical care medicine in Fort Wayne, Indiana from 1982-1994. Dr. Byrne has also served in numerous governance roles in not-for-profit and privately held organizations for more than 20 years, including hospitals, health systems, health insurance companies, community foundations, multispecialty physician practices, and professional associations. Dr. Byrne holds a Bachelor of Science degree in pre-professional studies from the University of Notre Dame (1974), a doctor of medicine degree from S.U.N.Y. Downstate Medical Center (1977), a certificate of Executive Management from the University of Michigan Business School Executive Program (1996) and a Master of Medical Management degree from Carnegie Mellon University (1999). He attended the Executive Program at the University of Michigan Business School and corporate governance education programs at Harvard Business School, the University of Wisconsin, and Stanford University schools of Business and Law. Dr. Byrne is a member of both our Compensation Committee and of our Corporate Governance and Nominating Committee. Dr. Byrne brings to the Board extensive executive leadership and governance experience, as well as experience in management of complex organizations, employment-related matters, compensation policies, mergers and acquisitions, safety, and process improvement.

        Kenneth W. Cornew, since 2013, has been Senior Executive Vice President and Chief Commercial Officer of Exelon Corporation and CEO of Exelon Generation. Exelon is a leading competitive energy provider in the U.S. with one of the cleanest and lowest cost power generation fleets. Its utilities serve millions of electric and gas customers. In his current role, Mr. Cornew is responsible for the operations of Exelon's nuclear, fossil, and renewable fleets, as well as the commercial and retail businesses of Constellation, with which Exelon merged in 2012. In 1990 Mr. Cornew joined Exelon where, throughout his career, he was instrumental in establishing and growing the company's competitive energy business. From 2008 through 2012, Mr. Cornew was Exelon's Senior Vice President and CEO of its commercial and retail business. Prior to joining Exelon, Mr. Cornew worked for PJM Interconnection, a regional transmission organization and part of the U.S. Eastern Interconnection Grid serving several states in the Mid-Atlantic and Mid-West regions. Mr. Cornew has been and continues to be a leader in regulatory advocacy for the industry, helping to shape the wholesale market evolution across the country and currently serves on the Executive Committee of the Electric Power Suppliers Association. Mr. Cornew holds a Bachelor of Science degree in Electrical Engineering from Rutgers University (1987) and an MBA from the Drexel University (1995). Mr. Cornew currently serves on the Industry Advisory Board for Rutgers School of Engineering as well as the Board of Trustees for the Living Classrooms Foundation. Mr. Cornew brings to the Board a comprehensive understanding and experience in power operations, commodity cycles, strategic growth, mergers and acquisitions, safety, and process improvement.

        Traci M. Dolan, currently retired, served for ten years (2004 - 2014) with ExactTarget, Inc., a salesforce.com company, which provides global cross-channel interactive marketing software-as-a-service. From July 2011 until February 2014, she served as Chief Administrative Officer and Corporate Secretary, in which she was responsible for human resources, executive compensation, legal and corporate governance, real estate, risk management, and shareholder relations. Prior to this, she served as principal financial officer responsible for all financial and administrative functions, including financial and strategic planning, accounting, tax and treasury functions, among other responsibilities. Prior to joining ExactTarget, Ms. Dolan served as Chief Financial Officer and Vice President of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc., which she joined in March 2000. From 1995 to 2000, Ms. Dolan was with Macmillan Publishing, USA where she held various financial and operating positions including Vice President of Finance and Operations, and before that, Controller and Vice President of Finance. She began her career at Coopers & Lybrand, progressing to the role of audit manager. She holds a Bachelor of Science Degree in Business from Indiana University (1981). Ms. Dolan is Chairperson of our Audit Committee and a member of our Compensation Committee. Ms. Dolan brings to the Board a comprehensive knowledge of accounting, finance and financial management as well as experience in managing and overseeing regulatory compliances in the areas of executive compensation and risk management involving public companies.

        Dr. Jürgen Kolb, currently retired, served for fifteen years (1986-2001) as a member of Salzgitter, AG's Management Board, including responsibility as Director of Sales and Executive Vice President and Chairman of Salzgitter's world-wide Trading, Warehousing and Steel Service Center activities. Salzgitter, AG is a large German steelmaker. Dr. Kolb has served in numerous capacities within the German, European and World Steel Federation and regularly consults with both private and publicly traded steel and other industrial companies and private equity firms internationally. Dr. Kolb holds degrees from the Johann Wolfgang Goethe University in Frankfurt, Germany (1967) and from the Ruhr-University in Bochum, Germany (1976). Dr. Kolb is a member of both our Audit Committee and of our Corporate Governance and Nominating Committee. Dr. Kolb brings to the Board international expertise and experience, not only in steelmaking technologies across all product lines, but also regarding the conditions and operating trends in the global steel markets.

        James C. Marcuccilli has served as President and Chief Executive Officer of STAR Financial Bank, a regional bank based in Fort Wayne, Indiana, since 1997. Mr. Marcuccilli serves as a director of STAR Financial Group, Inc., the holding company parent of STAR Financial Bank, as well as a director of STAR Financial Bank. Prior to that, Mr. Marcuccilli had responsibility for oversight of nine of STAR's financial institutions throughout Indiana. He has also had management experience in transportation (1965-2002) and Ready-Mix and Aggregates business (1968-2007). Mr. Marcuccilli has served as chairman of the Northeast Indiana Regional Partnership from 2008-2009 and is a board member of the Indiana Economic Development Corporation (2004 to present). Mr. Marcuccilli holds a bachelor's degree in business finance from the University of Notre Dame (1973). Mr. Marcuccilli is a member of both our Compensation Committee and of our Audit Committee and is Chairperson of our Corporate Governance and Nominating Committee. Mr. Marcuccilli was appointed the Company's Lead Independent Director in December 2011 and has served in this capacity since then. He brings to the Board his extensive experience in financial analysis and management, in banking and in organizational management and a background as a successful entrepreneur, having assisted in the growth and development of STAR Financial Bank from a single rural bank in the early 1970s to its status today as one of Indiana's premier banking institutions.

        Bradley S. Seaman has been employed, since August 1999, by Parallel49 Equity, a private equity firm that makes control investments in lower middle market companies in the United States and Canada. Founded in 1996, Parallel49 Equity, with offices in Lake Forest, Illinois and Vancouver, British Columbia, has acquired nearly sixty companies in specialty manufacturing, business services, and value-added distribution. From 1999 through December 2011, Mr. Seaman was Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding, and investments. Prior to joining Parallel49 Equity, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation, a division of the General Electric Company, where he held a number of increasingly senior positions in GE's Transportation & Industrial Funding and Commercial Finance units, ultimately being promoted to head GE Capital's transactions origination teams in Ohio, Michigan and Missouri. In 1994, Mr. Seaman was

selected to be part of a new group that was established to focus GE Capital's debt and equity products on the emerging private equity market, and, in that capacity, headed GE's offices in New York and Chicago. During this period, Mr. Seaman also led GE's involvement in the original equity and debt financing for Steel Dynamics in June 1994. Mr. Seaman holds a Bachelor of Science degree in Business Administration from Bowling Green State University (1982) and an MBA from the University of Dallas (1986). Mr. Seaman is a member of both our Audit Committee and of our Corporate Governance and Nominating Committee. He serves as Chairman of the board of directors of CPI Card Group, Inc., a public company. He brings to the Board a comprehensive understanding and experience in the debt and equity capital markets, management experience, manufacturing expertise, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Parallel49 Equity platform companies.

        Gabriel L. Shaheen, from 2000 to the present, has served as President, Chief Executive Officer and a principal of GLS Capital Ventures, LLC and partner of NxtStar Ventures, LLC, both of them providing private advisory services to both start-up and existing life insurance, annuity insurance, and other financial services organizations, as well as to entities that serve such organizations. From January 1998 through December 1999, Mr. Shaheen served as Chairman, President and Chief Executive Officer of Lincoln National Life Insurance Company, with responsibility for all of Lincoln's life and annuity operations throughout the United States. Prior to that, from November 1996 through January 1998, he served as Managing Director of Lincoln UK, Lincoln National Corporation's British subsidiary, and from May 1994 through November 1996, served as Chairman, President and Chief Executive Officer of Lincoln National's reinsurance business and companies, including life and health, worldwide. Mr. Shaheen is an actuary by profession, having received his bachelor's degree in actuarial math from the University of Michigan (1976) and a master's degree in actuarial science from the University of Michigan (1977). Mr. Shaheen serves as Chairman of the board of directors of Horace Mann Educators Corporation, a public company. Mr. Shaheen is Chairperson of our Compensation Committee and a member of our Corporate Governance and Nominating Committee. Mr. Shaheen brings an extensive background of training, skills, and experience in the world of risk assessment and management, as well as management skills and experience in operating and supervising complex institutional relationships and major operating units of large publicly traded companies.

Director Compensation

        The following table presents the total compensation for each person who served as a non-employee member of the Board during 2015. Other than as set forth in the table, and described more fully below, we did not pay any other compensation or make any equity or non-equity awards to any of the non-employee members of the Board. Mr. Millett, who is our Chief Executive Officer, and Mr. Teets, who was our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations throughout 2015, received no compensation for their service as members of the Board and, consequently, are not included in this table. The compensation received by Messrs. Millett and Teets, as employees of the Company, is presented in the 2015 Summary Compensation Table on page 47.

        Cash Compensation.    For 2015, the standard cash compensation arrangements for the non-employee members of the Board included a $80,000 annual cash retainer (payable quarterly), as well as cash committee participation fees and retainers as follows:

	Committee Chair	Committee Member	Annual Retainers
Audit Committee	$25,000	$12,000
Compensation Committee	20,000	7,500
Corporate Governance and Nominating Committee	12,000	7,500
Lead Independent Director			$60,000
Non-Executive Chairman of the Board			130,000

        Non-employee members of the Board may elect to defer up to 100% of their annual cash retainer relating to their Board service, in increments of 10%, in the form of deferred stock unit ("DSU") a book-entry award expressed in equity-equivalent stock units and ultimately settled at the end of the deferral period in a like number of shares of the Company's common stock. This deferral election must be made at the beginning of each year before the compensation is earned. The director is required to elect, in advance, the applicable deferral period, specifically, of either one year or the earlier to occur of five years or one year following his or her retirement from the Board, for settlement and conversion of his or her DSU award into an equivalent number of shares of the Company's common stock.

        Equity Compensation.    Non-employee members of the Board also receive an annual equity award, also in the form of DSUs. In 2015, these DSU awards each had a grant date fair value of $100,021. Each non-employee member of the Board is likewise required to elect, in advance, the applicable deferral period for settlement and conversion of his or her DSU award into an equivalent number of shares of the Company's common stock, specifically, for a period of either one year or the earlier to occur of five years or one year following his or her retirement from the Board.

  Equity Ownership Policy for Directors

        We maintain an equity ownership policy for the non-employee members of the Board. Under this policy, each non-employee member of the Board is required to own and hold shares of the Company's common stock equal to at least five times his or her annual cash retainer, currently $80,000, for an aggregate of $400,000. We review compliance with this policy annually and require each non-employee member of the Board to meet his or her respective equity ownership requirement within five years of joining the Board. As of the date of this Proxy Statement, we believe that each of the existing non-employee members of the Board either satisfies, or will satisfy this requirement, on a timely basis.

2015 Director Compensation Table

Name(a)	Fees Earned or Paid in Cash (b)(1)	Stock Awards(2) (c)	Total (h)
John C. Bates	$80,000	$100,021	$180,021
Keith E. Busse	210,000	100,021	310,021
Frank D. Byrne, M.D.	95,000	100,021	195,021
Traci M. Dolan	112,500	100,021	212,521
Paul B. Edgerley	84,333	100,021	184,354
Dr. Jürgen Kolb	99,500	100,021	199,521
James C. Marcuccilli	171,500	100,021	271,521
Bradley S. Seaman	99,500	100,021	199,521
Gabriel L. Shaheen	107,500	100,021	207,521

(1)
The following directors elected to receive all or a portion of their annual cash retainer in the form of a DSU award: Mr. Bates received a DSU award for 4,122 shares of the Company's common stock with a grant date fair value of $80,048 in lieu of cash, Dr. Byrne received a DSU award for 2,063 shares of the Company's common stock with a grant date fair value of $40,063 in lieu of cash, Mr. Edgerley received a DSU award for 1,754 shares of the Company's common stock with a grant date fair value of $33,352 in lieu of cash, and Mr. Marcuccilli received a DSU award for 1,041 shares of the Company's common stock with a grant date fair value of $21,024 in lieu of cash.

(2)
The amounts reported in this column represent the grant date fair value of the DSU awards granted on June 1, 2015 under the Company's 2015 Equity Incentive Plan ("2015

  Plan"). These DSU awards were each for 4,586 shares of the Company's common stock on the basis of the Nasdaq closing market price for the Company's common stock on the last business day prior to the grant date. Each 2015 DSU award vested in full on the grant date, June 1, 2015, subject only to the particular deferred settlement date elected in advance by the director for settlement of his or her DSU award into shares of the Company's common stock on a one-for-one basis.

Security Ownership of Directors and Executive Officers

        The following table shows how much Steel Dynamics, Inc. common stock the directors, director nominees, the Named Executive Officers, and all directors, nominees, and executive officers, as a group, beneficially owned as of March 21, 2016. The Named Executive Officers include the Chief Executive Officer, Chief Financial Officer, and the three other Named Executive Officers at the end of 2015. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.

	Beneficial Ownership as of March 21, 2016
	Current Beneficial Holdings	Shares Subject to Options†	Total	Percent Owned*
Named Executive Officers
Mark D. Millett(1)	3,000,790	8,346	3,009,136	1.2%
Theresa E. Wagler(2)	231,331	8,346	239,677	0.1%
Richard P. Teets, Jr.(3)	5,292,928	—	5,292,928	2.2%
Russell B. Rinn(4)	97,790	4,785	102,575	0.0%
Christopher A. Graham(5)	13,332	—	13,332	0.0%
Directors
John C. Bates	37,107	—	37,107	0.0%
Keith E. Busse	1,004,692	10,433	1,015,125	0.4%
Frank D. Byrne, M.D.	60,491	—	60,491	0.0%
Kenneth W. Cornew(6)	—	—	—	0.0%
Traci M. Dolan	22,826	—	22,826	0.0%
Dr. Jürgen Kolb	61,090	—	61,090	0.0%
James C. Marcuccilli	57,958	—	57,958	0.0%
Bradley S. Seaman	13,044	—	13,044	0.0%
Gabriel L. Shaheen(7)	42,982	—	42,982	0.0%
Directors and Executive Officers as a Group (14 persons)	9,936,361	31,910	9,968,271	4.1%

†
Represents currently exercisable options.

*
Assumes exercise of all stock options covering 421,472 shares currently exercisable, with a corresponding increase in the number of outstanding shares from 243,430,159 on the record date to 243,851,631.

(1)
Mr. Millett (56) is a co-founder of our Company and a director since inception. On January 1, 2012, Mr. Millett was appointed President and Chief Executive Officer.

(2)
Ms. Wagler (45) has been our Executive Vice President and Chief Financial Officer since May 2007.

(3)
Mr. Teets (60) is a co-founder of our Company and a director since inception. Prior to his retirement on March 31, 2016, Mr. Teets had been our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations since August 2008. His ownership includes 94,089 shares of the Company's common stock owned by Mr. Teets' spouse and 21,352 shares held in trust for Mr. Teets' children, with respect to which Mr. Teets disclaims beneficial ownership of all these shares.

(4)
Mr. Rinn (58) has been our Executive Vice President for Metals Recycling, and President and Chief Operating Officer of OmniSource Corporation since July 2011.

(5)
Mr. Graham (52) has been our Senior Vice President Manufacturing Group since February 2016. Prior to that, since May 2014, he was Vice President of Steel Dynamics and President of New Millennium Building Systems.

(6)
Mr. Cornew was not a director in 2015.

(7)
Includes 3,000 shares held in Mr. Shaheen's retirement plan.

Security Ownership of Certain Beneficial Owners

        At December 31, 2015, based upon filings with the SEC, and based upon a total of 243,089,514 shares issued and outstanding at that time, the following persons owned more than 5% of the Company's common stock.

Name and Address	Amount of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	17,064,767	7.0%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(2)	16,409,762	6.8%
100 Vanguard Blvd.
Malvem, PA 19355

(1)
Share amounts are based on a Schedule 13G/A filed with the SEC on January 27, 2016, reporting beneficial ownership as of December 31, 2015, which indicates that BlackRock, Inc. has sole voting power of 16,180,489 of the shares shown and sole dispositive power of 17,064,767 of the shares shown.

(2)
Share amounts are based on a Schedule 13G/A filed with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015, which indicates that The Vanguard Group has sole voting power of 174,349 of the shares shown, shared voting power of 12,400 of the shares shown, sole dispositive power of 16,237,513 of the shares shown and shared dispositive power of 172,249 of the shares shown.

 Proposal No. 2
Ratification of the Appointment of Independent
Registered Public Accounting Firm as Auditors

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm, to conduct our annual audit for the year 2016. Although not legally required, but in accordance with established policy, we are submitting this appointment to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with our consideration of the appointment of an independent registered public accounting firm for 2017.

        Ernst & Young LLP conducted our annual audit for 2015, and we believe that representatives of Ernst & Young LLP will be present and will make themselves available at the meeting to respond to appropriate questions from stockholders, and, if the representatives desire, will have an opportunity to make a statement.

        The Board of Directors recommends a vote FOR the approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

        Audit and Non-Audit Fees.    The following table presents fees paid for professional audit services rendered by Ernst & Young LLP, an independent registered public accounting firm, for the audit of our annual financial statements for the years ended December 31, 2014 and 2015.

	2014	2015
Audit Fees	$1,871,000	$1,982,000
Audit Related Fees	92,000	—
Tax Fees	175,000	130,000
All Other Fees	—	—

	$2,138,000	$2,112,000

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.    Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax, and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

        Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

  1.
  Audit fees include fees for (1) services rendered in connection with the audit of the Company's consolidated financial statements included in its Form 10-K and reviews of financial statements included in the quarterly Forms 10-Q; and (2) the review of internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Such work also includes, but is not limited to, fees for the review of the Company's valuation of business combinations, services rendered in connection with comfort letters, statutory audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.

  2.
  Tax fees include fees related to services performed by the independent auditors' tax personnel, except those services specifically related to the financial statements which are included in audit fees, and included tax consulting fees (assistance with tax audits and appeals, tax advice relating to mergers and acquisitions, due diligence assistance regarding tax matters, and transfer pricing studies).

        Applicable SEC rules and the Audit Committee's pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee's general pre-approval to the Chair of the Audit Committee.

Report of the Audit Committee

        Management, our independent registered public accounting firm, and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent registered public accounting firm. The Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm, legal counsel, and other advisors in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our independent registered public accounting firm.

        The Audit Committee operates under a written Charter that is available on our Company's website at www.steeldynamics.com under "Investor Center—Corporate Governance." The Audit Committee's specific responsibilities are summarized in this Proxy Statement under "Governance of the Company—The Audit Committee."

        The Audit Committee selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors' fees. The Audit Committee approved the selection and engaged the services of Ernst & Young LLP as our independent auditing firm for the Company's fiscal year ended December 31, 2015. In 2015, the Audit Committee, with assistance from management, conducted a formal performance appraisal of Ernst & Young LLP, soliciting the opinions of the Audit Committee, internal audit, executive management and other relevant Company employees through the completion of a questionnaire. The results assessed Ernst & Young LLP's performance to have met all expectations. In that regard, the Audit Committee recommends Ernst & Young LLP as our independent auditing firm for the Company's fiscal year ending December 31, 2016.

        The Audit Committee has discussed with the Company's independent auditors, Ernst & Young LLP, the matters required to be discussed in Auditing Standard No. 16 (Communication with Audit Committees), issued by the Public Company Accounting Oversight Board (United States) ("PCAOB") and required to be reported to the Audit Committee by Ernst & Young LLP by SEC Regulation S-X, Rule 2.07 and Auditing Standard No. 18 (Related Parties). The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with the auditors their independence. The Audit Committee has also reviewed and discussed with management and with Ernst & Young LLP management's report on Steel Dynamics' internal control over financial reporting and Ernst & Young LLP's attestation report on the effectiveness of Steel Dynamics' internal control over financial reporting. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has also considered whether the provision of services by Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP's independence.

        In fulfilling its oversight responsibilities during 2015, the Audit Committee met with Ernst & Young LLP eight times with management present and four times without management present. Based upon the Audit Committee's discussions with management and our independent registered public accounting firm, and the Audit Committee's review of the audited financial statements and the representations of management and the report of our independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee:

Traci M. Dolan, Chair
Dr. Jürgen Kolb, Member
James C. Marcuccilli, Member
Bradley S. Seaman, Member

April 8, 2016

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference in any such document.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee:

Gabriel L. Shaheen, Chair
Frank D. Byrne, M.D., Member
Traci M. Dolan, Member
James C. Marcuccilli, Member

April 8, 2016

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis may contain statements regarding future corporate and individual performance objectives and target levels. We have disclosed these objectives and target levels in the limited context describing Company's executive compensation program. Therefore, you should not take these statements to be statements of management's expectations or estimates of future results or other guidance. We specifically caution stockholders not to apply any such statements to other contexts.

        This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

  •
  Mr. Millett, our President and Chief Executive Officer;

  •
  Ms. Wagler, our Executive Vice President and Chief Financial Officer;

  •
  Mr. Teets, our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations (retired on March 31, 2016);

  •
  Mr. Rinn, our Executive Vice President for Metals Recycling and President and Chief Operating Officer of OmniSource Corporation; and

  •
  Mr. Graham, our Senior Vice President Manufacturing Group (during 2015, the Vice President of Steel Dynamics and President of New Millennium Building Systems).

        We refer to these executive officers collectively in this Compensation Discussion and Analysis as the "Named Executive Officers."

        This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide to our executive officers, including the Named Executive Officers. In addition, we explain how and why the Compensation Committee arrived at the specific compensation actions and decisions involving our executive officers during 2015.

Executive Summary

  Executive Compensation Structure

        Our executive compensation program is centered around our highly-leveraged, annual incentive compensation plan, which, through several iterations, has been in effect since the Company's inception and which is currently entitled the Steel Dynamics, Inc. 2013 Executive Incentive Compensation Plan (the "Annual Plan"), and, since 2012, our Long-Term Incentive Compensation Program (the "LTIP"), approved by the Compensation Committee within the framework of the then-existing (and, in 2015, re-approved by stockholders) Steel Dynamics, Inc. Equity Incentive Plan.

        Payments under the Annual Plan are entirely dependent upon an objective formula tied to our profitability. The design and operation of the Annual Plan is described below under "Summary of Executive Compensation Program Components: Annual Incentive Compensation." Although the Annual Plan, which emphasizes collaboration among our executive officers, has been consistently effective, during the first 19 years of our operating life, in reinforcing the same team-oriented philosophy we use to compensate our production-level employees, given the continuing maturity of our business we recognized that the Annual Plan was not by itself adequate to recognize and compensate longer-term exemplary management performance in relation to our Company's peers, especially in times of cyclical industry or other general economic downturns. More specifically, oftentimes, where our executive management team outperformed its peers, when measured against a number of specific and important operating measures, and, even in the face of challenging steel industry market conditions that adversely affected our peers as well as ourselves, we lacked an appropriate incentive mechanism to recognize such accomplishments.

        Further, in recent years, because of the challenging conditions affecting the overall steel industry, the incentives provided under our Annual Plan alone resulted in actual total direct compensation for our executive officers, in spite of their exceptional relative performance, that was substantially below the median of their compensation peer group, whose executive employees generally benefited from various long-term incentive programs that rewarded additional operating performance measures. As a result, the Compensation Committee became concerned that, without such an incentive program, our ability to retain our outstanding existing management team, as well as to attract the kind of future management talent upon which the long-term interest of our stockholders depend, might be negatively affected. The Compensation Committee, therefore, determined that the enhancement of our executive officers' target total direct compensation opportunities with the addition of a long-term incentive compensation opportunity, if implemented, would render our overall executive compensation package more competitive, from a market perspective while, at the same time, also sending a strong message to our executive officers that a significant portion of their financial rewards will be directly tied to their ability to outperform our competitors and to produce long-term value for our stockholders.

        Accordingly, in 2012, the Compensation Committee began to augment and rebalance the overall orientation of our executive compensation program by approving and implementing the LTIP, which specifically focuses on the Company's performance, when measured against several enumerated financial measures, in relation to our steel sector competitors. In addition, the LTIP ties the incentives, if earned, to a longer-term payout horizon than the shorter-term orientation of the Annual Plan. We believe that the addition of the LTIP enables our executive officers to be recognized and rewarded for outperforming their peers, even under challenging economic and steel industry market conditions, where compensation under our Annual Plan may not adequately reflect the extent to which their efforts have produced superlative results that will inure to the long-term interest of our stockholders. The design and operation of the LTIP is described below under "Summary of Executive Compensation Program Components: Long-Term Incentive Compensation."

        Accordingly, during 2015, our executive compensation program supported this broader compensation orientation in the following ways:

  •
  The base salaries of our executive officers continued to be set with a view to emphasize the importance of their short-term (annual) incentive compensation opportunities, to ensure that they would continue to be motivated to manage for maximum return on equity; a philosophy that has successfully produced industry-leading operating results consistently since the inception of the Company and the basis upon which the Annual Plan has operated.

  •
  Target total direct incentive compensation opportunities continued to consist of short-term (annual) incentive compensation, pursuant to the Annual Plan, capped at a specified multiple of base salary, which, for our corporate level Named Executive Officers (Chief Executive Officer and Chief Financial Officer) is based upon a formula dependent upon our adjusted net income in excess of a pre-established minimum percentage return on stockholders equity and, for our divisional Named Executive Officers, is also based in part on a specified return on assets measure. Annual incentive compensation awards under the Annual Plan consist primarily of cash, but also provided the potential, during years of exceptional profitability, for the receipt of equity compensation in the form of restricted shares of the Company's common stock, vesting one-third at the time of the award payment and one-third each for the following two years.

  •
  Since the inception of the LTIP, the long-term incentive compensation opportunities for the Named Executive Officers consist of performance share awards pursuant to the LTIP. The LTIP provides additional incentive-based compensation opportunities, in the form of shares of the Company's common stock, for exceptional financial performance in designated categories, as measured relative to a pre-established group of steel sector competitors, evaluated on the basis of the comparable performance measures.

  •
  Regular equity-based awards in the form of Restricted Stock Units ("RSU"), at prescribed award levels depending upon job classification, to all full-time, non-union U.S.-based employees, including the Named Executive Officers.

        In summary:

        The annual incentive compensation award opportunities for our corporate executive officers, including our Chief Executive Officer and our Chief Financial Officer, are based on Company-wide profitability, in excess of a pre-established minimum percentage return of stockholders equity, while the annual incentive compensation award opportunities of our divisional executive officers, with both Company-wide and business unit responsibilities, are based in part on Company-wide profitability and in part on profitability of the division or business units that they manage, in excess of a prescribed hurdle rate of return on assets deployed to that division or business unit. We have selected these measures as the primary performance measures for determining the annual incentive compensation awards under the Annual Plan because we deem them to be both objective and clearly aligned with annual profitability.

        The long-term incentive compensation award opportunities granted to the designated Named Executive Officers under the LTIP are based on Company-wide operating performance, measured on the basis of four key elements: revenue growth, operating margin, after-tax return on invested capital, and after-tax return on equity, compared to the same performance measures of a pre-established group of steel sector competitors, over a long-term (three-year) measurement period, but also subject to a multi-year service-based vesting requirement. We have selected these performance measures for determining the amount of the awards earned because we believe that they are also objective indicators of our ability to execute on our long-term strategic initiatives in a dynamic and volatile global economy and industry.

  Pay for Performance Design

        Both our annual incentive compensation award opportunities and our long-term incentive compensation award opportunities have a common pay-for-performance design. Each rewards one or more elements important to the short-term and long-term interests of the Company and its stockholders.

        For illustration purposes, the operation of the short-term aspect of our executive compensation philosophy, expressed through the Annual Plan, insofar as it has impacted the Named Executive Officers, is demonstrated by the annual incentive compensation award paid to our Chief Executive Officer under the Annual Plan over the past five years:

  •
  In 2011, our financial performance increased 97% from 2010, thus our then-Chief Executive Officer, Mr. Busse, who retired at the end of 2011, earned an annual incentive compensation award representing 100% of his maximum annual incentive award opportunity, in contrast to 2010, when his annual compensation award represented only 44% of his maximum annual incentive award opportunity.

  •
  In 2012, when, primarily attributable to lagging conditions affecting the overall global steel and scrap industries, and consistent with the performance of other companies in our industry sector, our financial performance declined 41% year-over-year, our then newly-appointed and now current Chief Executive Officer, Mr. Millett, earned an annual incentive compensation award representing only 22% of his maximum annual incentive award opportunity.

  •
  In 2013, with our financial performance improving 15% year-over-year, Mr. Millett earned an annual incentive compensation award still representing only 27% of his maximum annual incentive award opportunity.

  •
  In 2014, as our financial performance further improved 53% year-over-year (excluding a non-cash impairment charge), and with record revenue of $8.8 billion and record steel shipments of 7.4 million tons, Mr. Millett earned an annual incentive compensation award representing 100% of his maximum annual incentive award opportunity.

  •
  In 2015, we still performed at "top of class" levels, yet because of excessive steel import pressures caused by global overcapacity of steel production and slow global growth, our adjusted operating income declined 52% year-over-year (excluding non-cash impairment charges), and, as a result, Mr. Millett did not earn any annual incentive compensation award.

        The relationship between our profits-oriented financial performance under the Annual Plan, as illustrated by our net income (excluding non-cash impairment charges), and our Chief Executive Officer's annual incentive compensation award under that Annual Plan over the last five years, is illustrated graphically by the following chart:

        For illustration purposes, the operation of the long-term aspect of our executive compensation philosophy, expressed through the LTIP, insofar as it has impacted the Named Executive Officers, is demonstrated by the LTIP awards earned by Mr. Millett since adoption of the LTIP in 2012.

        Under the LTIP, the Named Executive Officers are compensated on a pay-for-performance basis on four key Company-wide operating measures (revenue growth, operating margin, after-tax return on invested capital, and after-tax return on equity) compared to those of a pre-established group of steel sector competitors. The relationship between the Company's performance on the four key operating measures under the LTIP, as illustrated by the Company's weighted-average percentile ranking over the four measures compared to our steel sector competitors, and our Chief Executive Officer's compensation under the LTIP, as calculated by the actual number of shares earned (subject, however, to additional time-based vesting requirements) for the performance period, multiplied by the stock price of the Company's common stock on the first date of each performance period, is illustrated graphically by the following chart:

        The positive impact on overall incentive compensation payable to the Named Executive Officers, in the aggregate, under both the Annual Plan and the LTIP, will better help us to attract and retain outstanding executive management talent. Combining these incentive compensation awards with the other compensation earned by our Chief Executive Officer in 2015, Mr. Millett received total direct compensation of $2,322,619, which, even then, still placed him below the 25th percentile of the chief executive officers at the companies in our compensation peer group. We believe that future LTIP awards will provide market-competitive pay opportunities to the Named Executive Officers, provided the Company's performance is sufficient to earn the award. The Compensation Committee will monitor all compensation to ensure that aggregate incentives of our executive officers are appropriate to provide short-term and long-term value to the Company and its stockholders.

  2015 Executive Compensation Actions

        For 2015, the Compensation Committee took the following actions with respect to the compensation of our Chief Executive Officer and the other Named Executive Officers:

  •
  Following a review of the compensation practices of the companies in our compensation peer group, and after consideration of the recommendations of Mr. Millett (except with respect to his own base salary), the Compensation Committee adjusted the annual base salaries of other Named Executive Officers by an average of 6%. In addition, after considering Mr. Millett's target total direct compensation opportunity, the Compensation Committee increased his annual base salary by 4%, or $42,000 to $990,000;

  •
  Based on our level of profitability in 2015, approved annual incentive compensation awards for the Named Executive Officers (other than the Chief Executive Officer and Chief Financial Officer) ranging from 35% to 137.5% of their annual base salaries (10% to 50% of the maximum annual incentive award opportunity for these individuals). Neither Mr. Millett nor Ms. Wagler received an incentive award for 2015 under the Company's Annual Plan;

  •
  Approved performance share awards, with a three-year performance period, under the LTIP to Mr. Millett, with a target grant date award value of $1,237,500 (with a threshold of $0 and a maximum grant date award value of $2,475,000) and to the other Named Executive Officers, each with target award values ranging from $75,000 to $650,000 (with thresholds of $0 and maximum grant date award values ranging from $150,000 to $1,300,000), which are to be earned, if at all, subject to the Company's relative financial performance as measured against its steel sector competitors, with any earned shares subject to an additional multi-year vesting requirement, to maintain a long-term focus for these awards; and

  •
  As part of our annual RSU awards to all employees, including the Named Executive Officers, approved an RSU award to Mr. Millett with a grant date fair value of $81,640, and RSU awards to the other Named Executive Officers with grant date fair values ranging from $48,981 to $69,616.

  Results of 2015 Say-on-Pay Vote

        At our 2015 Annual Meeting of Stockholders, we conducted a non-binding advisory vote on the compensation of the Named Executive Officers, commonly referred to as a "say-on-pay" vote. Our stockholders approved the compensation of the Named Executive Officers, with 99% of the votes cast on the proposal voted in favor of our executive compensation program.

        As the Compensation Committee evaluated our executive compensation policies and practices throughout 2015, it was mindful of the support our stockholders expressed for our philosophy of linking the incentive compensation opportunities of the executive officers to a combination of short-term overall profitability and long-term incentives linked to a number of performance measures compared to our steel sector competitors. As a result, the Compensation Committee has retained the Company's strong emphasis on both annual incentive compensation that rewards the Named Executive Officers when we are profitable and long-term performance-based incentive compensation opportunities awarded to the Named Executive Officers, that provide appropriate incentives that promote our objective of creating sustainable long-term value for our stockholders.

        Consistent with the recommendation of the Board and the preference of our stockholders, as reflected in the advisory vote on the frequency of future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board has adopted a policy providing for annual advisory votes on the compensation of the Named Executive Officers. Accordingly, following the 2016 Annual Meeting of Stockholders, to which this Proxy Statement relates, which will include an advisory vote on the compensation of the Named Executive Officers, as set forth in Proposal No. 3 in this Proxy Statement, the next stockholder advisory vote on executive compensation will take place in 2017.

Compensation Philosophy and Objectives

        We believe that our executive compensation program continues to reflect the team-oriented entrepreneurial culture upon which the Company was founded and that has contributed to our success. While the type of executive we want to attract and retain might well have the opportunity to work elsewhere at a higher assured wage, nonetheless, we believe that he or she will want to work for us because of the opportunity to earn a higher multiple of that assured wage in a year in which his or her efforts have contributed to a substantially more profitable year. As previously noted, fundamental to this philosophy is the recognition of the central role that teamwork plays in the achievement of this kind of consistent superlative financial and operational performance, under all market conditions, both at the plant and executive levels. This philosophy is, in fact, reflected at every level, from the employee on the plant floor to the corporate and divisional executive management team.

        This philosophy drives the following compensation design principles:

  •
  base salary is fixed, payable in cash, and thus far generally established at or below the median of the competitive market, yet when combined with the potential for above-market, highly-leveraged annual incentive compensation, aspires to be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek;

  •
  annual incentive compensation should be awarded only after Company profits and/or divisional earnings first exceed certain minimum threshold levels established by the Compensation Committee from time to time, with such incentive compensation dependent upon additional earnings beyond such minimums, capped, however, at pre-established multiples of base salary;

  •
  subjective, discretionary bonuses, although appropriate, generally should not be used as a regular part of incentive compensation;

  •
  long-term incentive compensation should be performance-based, with the amounts earned measured by how management has performed relative to our steel sector competitors over a multi-year period based on pre-established key financial and other operating measures;

  •
  total direct compensation across all market conditions should be at or above market norms when Company performance so merits but below market norms when that performance lags; and

  •
  reward for exemplary individual effort and performance over time should be expressed primarily through annual increases in the level of base salary.

Administration of Executive Compensation Program

  Role of the Compensation Committee

        The Compensation Committee has responsibility for the development, implementation, monitoring, and oversight of our executive compensation program, as well as responsibility for ensuring that our compensation plans and programs remain consistent with our compensation philosophy. The Compensation Committee:

  •
  annually evaluates and establishes the compensation of our Chief Executive Officer and, with the input of our Chief Executive Officer, the compensation of our other Named Executive Officers;

  •
  evaluates and establishes the compensation for the non-employee members of the Board; and

  •
  suggests, reviews, and approves all cash and equity-based incentive plans and awards under such plans.

        The Compensation Committee meets throughout the year, as necessary, to perform its duties and responsibilities. During 2015, the Compensation Committee held six meetings. From time to time, the Compensation Committee may invite our Chief Executive Officer, our Board Chair or other senior executive officers to attend and to participate in portions of its meetings, but no one but Compensation Committee members is present during deliberations or decision-making.

  Role of Our Chief Executive Officer

        Our Chief Executive Officer supports the work of the Compensation Committee by providing necessary background information and updates on the operations of the Company and the performance of each of our executive officers.

        As noted above, our Chief Executive Officer recommends adjustments to the base salaries, target annual incentive compensation award opportunities, and long-term incentive awards of the Named Executive Officers who report directly to him, as well as the base salaries of our other executive officers. He also provides the Compensation Committee with an annual performance evaluation of each executive officer.

        The Compensation Committee receives a recommendation from our Chief Executive Officer as to any proposed adjustment to his own base salary, as well as his self-assessment of his performance for the year under review. The Compensation Committee, however, evaluates the performance of our Chief Executive Officer based on its own assessment of his performance or inputs from other Committees, and exercises its judgment as to whether, and to what extent, to adjust his compensation levels and whether to adjust the base salaries of any of our executive officers.

  Role of Compensation Consultant

        The Compensation Committee has authority to engage the services of one or more compensation consultants or other advisors, at the Company's expense, as it deems necessary or appropriate in the discharge of its duties and responsibilities. During 2015, the Compensation Committee engaged the services of Compensia, Inc., a national compensation consulting firm, to provide ongoing executive and director compensation advisory services.

        Compensia reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Committee, as requested, and communicate with the Committee Chairperson and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1and the applicable Nasdaq Listing Rules, and concluded that Compensia meets all applicable independence criteria, and that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

  Use of Competitive Data

        To monitor the competitiveness of our executive officers' compensation, the Compensation Committee uses a compensation peer group which reflects the pay of executives in comparable positions at similarly-situated companies. Typically, this compensation peer group is composed of a cross-section of direct steel competitors as well as companies in related industrial or basic materials sectors. During 2015, the Compensation Committee re-visited and, after review and deliberation, revised the metals and industrial companies peer group to consist of the companies listed below. The Compensation Committee used the compensation peer group as a reference in the course of its compensation deliberations in 2015.

AGCO Corporation	Fluor Corporation	Nucor Corporation
AK Steel Holding Corporation	Masco Corporation	Oshkosh Corporation
Commercial Metals Company	Navistar International Corporation	Reliance Steel & Aluminum Co.
Dover Corporation	Newmont Mining Corporation	United States Steel Corporation
Flowserve Corporation

        We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, strictly upon any type of benchmarking to a peer or other representative group of companies. The Compensation Committee believes, however, that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation components and of our overall executive compensation packages. This information is only one of a number of factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Summary of the Executive Compensation Program Components

        The following describes in greater detail than in the preceding summaries, each component of our executive compensation program and how compensation amounts were determined for our executive officers, including the Named Executive Officers, for 2015.

  Base Salary

        Generally, the base salaries of our executive officers, including the Named Executive Officers, are intended to provide a guaranteed, basic level of compensation, that the Compensation Committee believes is necessary to retain the executive officers. The Compensation Committee follows this policy, with the support and concurrence of management, because we want to orient annual, short-term incentive compensation significantly toward substantial at-risk incentive compensation, consistent with the Compensation Committee's approved risk-assessment review of the Company's compensation plans. In other words, we view base salaries as providing an essential level of compensation that is necessary to recruit and retain the type of entrepreneurial executives we seek to attract, and who are willing to accept such base-level compensation in challenging market conditions, even in situations in which their individual and collective efforts and performance has been outstanding. This also enables the Compensation Committee to orient its recognition of individual achievement or changed responsibilities toward adjustments to base salary.

        In this regard, the Compensation Committee, in conjunction with our annual performance review process, considers each executive officer's position, responsibilities and duties, as well as his or her experience, qualifications, unique value, and performance, for purposes of determining whether to adjust his or her base salary. Base salary adjustments are also influenced by the Compensation Committee's analyses of the base salary levels for executives in comparable positions, prepared by its compensation consultant or by the Committee itself.

        In February 2015, the Compensation Committee reviewed the base salaries of the Named Executive Officers, taking into consideration the factors described above as well as the recommendations of our Chief Executive Officer and, exercising its judgment and discretion, adjusted the annual base salaries of the Named Executive Officers (other than our Chief Executive Officer) by an average of 6%. In addition, the Compensation Committee, based upon its own evaluation process, approved a 4% increase to the base salary of Mr. Millett.

        The base salaries paid to the Named Executive Officers during 2015 are set forth in the Summary Compensation Table following this Compensation Discussion and Analysis.

  Annual Incentive Compensation

        Consistent with our compensation philosophy, the majority of the annual compensation opportunity for our executive officers, including the Named Executive Officers, is provided through objectively determined company and divisional performance-based incentive compensation awards under the Annual Plan. The Annual Plan has a short-term focus, consistent with our objective of providing substantial annualized incentive compensation linked to Company and/or business unit profits above a pre-established minimum threshold level.

  Award Eligibility

        In 2015, our broad group of executive officers including but not limited to the Named Executive Officers (a group of 25 individuals) were eligible to participate in the Annual Plan. Each executive officer, based on his or her role and responsibilities, was eligible to participate as one of the two broad categories of officers identified in the Annual Plan. This determines the amount of the maximum award that he or she is eligible to receive, and the determining factors used to calculate that award. In 2015, each of the Named Executive Officers fell into one of the following two categories—"Corporate Executive Officer" or "Divisional Executive Officer."

  •
  The Corporate Executive Officer category, which included individuals whose overall responsibilities were Company-wide, consisted of our Chief Executive Officer, Mr. Millett, and our Chief Financial Officer, Ms. Wagler (referred to as "Category 1 Officers" under the Annual Plan). At this level, if the corporate level Bonus Pool, determined by reference to Company-wide "Adjusted Net Income", was large enough, such executive officer could earn up to 250% of his or her annual base salary, in cash, and up to 100% of his or her annual base salary in shares of restricted stock.

  •
  The Divisional Executive Officer category, which included individuals who had both Company-wide responsibilities and primary business unit responsibilities, included Messrs. Teets, Rinn and Graham. For Mr. Teets and Mr. Rinn, if the corporate level Bonus Pool was large enough, either of them could earn up to half of his annual maximum incentive compensation award of 125% of his annual base salary, in cash, and up to 50% of his annual base salary in shares of restricted stock. In addition, if the profitability of their respective business units was sufficient, each could also earn up to one half of his annual maximum incentive compensation award of an additional 125% of his annual base salary, in cash, and up to an additional 50% of his base salary in shares of restricted stock. For Mr. Graham, if the corporate level Bonus Pool was large enough, he could earn up to one-half of his annual maximum incentive compensation award of 100% of his annual base salary, in cash, and up to 37.5% of his annual base salary in shares of restricted stock, and, if the profitability of his business unit was sufficient, could earn up to one-half of his annual maximum incentive compensation award of an additional 100% of his annual base salary, in cash, and up to an additional 37.5% of his base salary in shares of restricted stock.

        The number of shares of restricted stock issuable to an executive officer, if any is earned, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of the Company's common stock on the last business day immediately preceding February 1. These restricted stock awards vest as to one-third of the shares of the Company's common stock covered by the award at the time of issuance and as to the remaining two-thirds of the shares covered by the award in equal installments on the first and second anniversaries of the date of issuance.

  Award Measures

        In the case of the Corporate Executive Officers, their annual incentive compensation award opportunities are based entirely on their participation in the "Bonus Pool" component of the Annual Plan. The size of the Bonus Pool is determined based on Company-wide "Adjusted Net Income" in excess of a pre-determined deemed return on "Average Stockholders Equity" (expressed as a percentage, which, for 2015, was established at 10%). For purposes of the Annual Plan, "Adjusted Net Income" is defined as consolidated net income, before taxes and extraordinary items, including adjustments for occasional start-up expenses associated with significant capital expenditures or businesses, non-cash fixed asset impairments and charges associated with refinancing activities.

        The Bonus Pool is determined by multiplying our "Adjusted Net Income" for the year in excess of the 10% of Average Stockholders Equity threshold by a percentage amount, set annually by the Committee (for 2015, this percentage continued to be 5.5%). The exclusion from the Bonus Pool of the amount of the "Average Stockholders Equity" component is intended to preserve within the Company a deemed return on equity before any incentive compensation is paid to our executive officers predicated on Company profits and, consequently, operates as a threshold level of performance that must be exceeded before the Bonus Pool (if any) is determined. For 2015, our "Average Stockholders Equity"

was $2.9 billion, which was derived by taking the sum of "Total Steel Dynamics, Inc. Equity" in the Company's balance sheet for the month ended December 31, 2014, and each month in 2015, divided by 13. For 2015 as disclosed in the Grants of Plan Based Awards Table, the threshold before any annual incentive plan award begins to be earned from the Bonus Pool required a 10% return on equity and the target compensation required a 14% return on equity.

        In the case of the Divisional Executive Officers, their incentive compensation award opportunities are based on Company-wide performance (as derived from the "Bonus Pool" component of the Annual Plan as described above) and on the profitability performance of the divisional or business unit under their management. This latter portion of their incentive compensation award opportunity as determined through a formula based on the operating performance of their respective divisions or business units, as measured against a return on assets percentage amount (a "Minimum ROA Target"), as described below.

        For 2015, the Compensation Committee set the Minimum ROA Target, which varied by business unit (between 0% and 6%), below which no divisional or business unit annual incentive compensation award would be paid. The Compensation Committee also set a "Maximum ROA Target," which also varied by business unit (but which generally was 20%, 30% or 35%), at which level a Divisional Executive Officer would be entitled to receive his or her maximum divisional or business unit annual incentive compensation award. Once these preliminary calculations have been made, the division or business unit's performance is measured by calculating that unit's "Divisional Return on Assets," using the formula set forth in the Annual Plan. For 2015 as disclosed in the Grants of Plan Based Awards Table, the business unit target compensation ranged from 14% to 21% return on assets.

        The primary considerations included in determining the Minimum ROA Target and Maximum ROA Target were as follows:

  •
  the amount of capital assets required to operate and maintain the respective division or business unit;

  •
  the expected financial margin that a specific division or business unit has the opportunity to achieve, in both moderate and exceptional market environments; and

  •
  the materiality of the contribution that a specific division or business unit may have on the consolidated financial results of the Company.

  Corporate Level Award Calculations

        Annual incentive compensation awards are determined on February 1 of the year following the year for which the incentive compensation is earned, based upon the Company's audited results of operations. When our financial performance results in the identification of a Bonus Pool amount, a portion of this amount is allocated among the executive officers who are eligible to participate in the Bonus Pool in accordance with each "Participant's Bonus Pool Percentage" (derived, for any participant from a fraction, the numerator of which is equal to the "Participant's Adjusted Base Salary," as defined in the Annual Plan, and the denominator of which is equal to the sum of all of the Participants' Adjusted Base Salaries). In addition to the Named Executive Officers, certain other executive officers earn a smaller fraction of their potential incentive compensation award based upon overall Company-wide performance.

        The following table sets forth the percentage of each Named Executive Officer's maximum incentive compensation award that is determined based on the Bonus Pool:

Named Executive Officer	Participant's Bonus Pool Percentage
Mr. Millett	100%
Ms. Wagler	100%
Mr. Teets	50%
Mr. Rinn	50%
Mr. Graham	50%

  Business Unit Award Calculations

        Annual business unit level incentive compensation awards are also determined on February 1 of the year following the year for which the incentive compensation is payable. Once a division or business unit's Minimum and Maximum ROA targets have been calculated, the business unit's performance is measured by calculating that unit's Divisional Group or business unit Return on Assets, as the case may be, using a percentage derived by dividing the sum of (i) the appropriate entity's pre-tax income for the year, (ii) the amount of certain corporate expenses allocated to that entity, and (iii) the amount of incentive compensation award compensation expenses associated with the Annual Plan, by the "Average Divisional ROA Assets" or "Average Divisional Group ROA Assets" (defined as the sum of the total assets employed by that division or business unit at the end of each month during the year and during the last month of the prior year, with certain adjustments, and dividing the resulting amount by 13.)

        A Divisional Executive Officer's receipt of the portion of his or her incentive compensation award, based on his or her business unit's performance, is calculated as follows: the award, if any, is equal to that percentage of his or her Maximum Divisional Group Cash Bonus for the year, derived by (a) dividing the number of whole number increments between the applicable Minimum ROA Target for the year, for all the divisions or business groups comprising the Divisional Group, and the applicable Maximum ROA Target for that year, for all the divisions or business groups comprising the Divisional Group, into one hundred (100), and (b) multiplying the result by the number of whole number increments, expressed as a percentage, between the applicable Minimum ROA Target and the actual Divisional Group Return on Assets for that year.

        The following table sets forth the percentage of each Named Executive Officer's maximum incentive compensation award that is determined based on the division or business unit's results:

Named Executive Officer	Participant's Divisional Percentage
Mr. Millett	0%
Ms. Wagler	0%
Mr. Teets	50%
Mr. Rinn	50%
Mr. Graham	50%

  2015 Annual Incentive Award Earned

        For 2015, the Compensation Committee determined that, because we had not achieved the requisite level of profitability, there would be no corporate Bonus Pool under the Annual Plan and no executive officer earned any incentive compensation from the corporate Bonus Pool. This resulted in the receipt of no annual incentive awards for Mr. Millet and Ms. Wagler.

        With respect to the portion of their incentive compensation award opportunities based on Divisional results, the payments for the Divisional Executive Officers varied from 10% to 50% of their maximum incentive compensation award. Consequently, Messrs. Teets, Rinn and Graham, earned an aggregated amount of $0.9 million from Divisional results, which when included with the Bonus Pool amounts represents 10%, 15%, and 50%, respectively, of their maximum annual incentive award opportunity as shown in the following table.

	Corporate Bonus Pool		Divisional Results		2015 Incentive Award Earned
Named Executive Officer	Maximum % of Base Salary	Actual % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary	Targeted % of Base Salary	Actual % of Base Salary	% of maximum incentive award opportunity	% of Actual Paid in Cash	% of Actual Paid in Restricted Stock
Mr. Millett	350%	—%	0%	0%	175%	—%	—%	—%	—%
Ms. Wagler	350%	—%	0%	0%	175%	—%	—%	—%	—%
Mr. Teets	175%	—%	175%	35%	175%	35%	10%	100%	—%
Mr. Rinn	175%	—%	175%	53%	175%	53%	15%	100%	—%
Mr. Graham	137.5%	—%	137.5%	137.5%	137.5%	137.5%	50%	100%	—%

        The total amount of the annual incentive compensation awards paid to the Named Executive Officers for 2015 are set forth in the 2015 Summary Compensation Table following this Compensation Discussion and Analysis.

  Long-Term Incentive Compensation

        Consistent with our compensation philosophy, the LTIP provides long-term incentive compensation opportunities to the Named Executive Officers based on our relative financial performance compared against our steel sector competitors.

  Award Eligibility

        During 2015, each of the Named Executives Officers was eligible to participate in the LTIP.

  Award Measures

        For purposes of the 2015 Award, the Compensation Committee established four performance measures, to be weighted equally (25% each), for purposes of assessing the Company's financial performance during the performance period as measured against a pre-established group of steel sector competitors applying the same performance measures, similarly treated. The steel sector competitors consisted of AK Steel, Commercial Metals, Nucor, TimkenSteel, United States Steel and Worthington Industries. These companies were selected because the Compensation Committee determined that they best represent the principal companies within our industry with which we compete for business.

        The performance measures selected for the 2015 Award were as follows:

  •
  Revenue growth–(total revenue in current performance period minus total revenue in previous performance period) / (total revenue in previous performance period)

  •
  Operating margin–total operating income, as adjusted, for the performance period / total revenue for the performance period

  •
  After-tax return on invested capital–total net income, as adjusted, for the performance period / sum of (the total quarterly average equity + total quarterly average long-term debt, including current debt) for the performance period

  •
  After-tax return on equity–total net income, as adjusted, for the performance period / total quarterly average equity for the performance period

        Under the LTIP, the performance measures and comparator group are subject to change annually, within the first ninety days of the three-year performance period, at the sole discretion of the Compensation Committee.

  Award Calculations

        Under the LTIP, the amount of a participating executive officer's maximum award is to be determined by the Compensation Committee, based on a multiple of his or her annual base salary as of the first day of the performance period (for example, January 1). This value is then converted into a maximum number of shares of the Company's common stock, using the closing market price at the close of business on the first day of the performance period. Generally, awards will be granted during February of each year.

        In the case of the 2015 Award, for each performance measure, the award payout with respect to that measure had a range from zero to 100% of the maximum number of shares awarded, subject to further review during the time allotted for determination for each subsequent award, based on the Company's percentile ranking for that measure as compared to the steel sector comparator group:

  •
  If the ranking is below the 25th percentile, the payout is to be zero;

  •
  If the ranking is equal to the 25th percentile, the payout is to be 50% of the maximum number of shares awarded;

  •
  If the ranking is equal to the 50th percentile, the payout is to be 75% of the maximum number of shares awarded;

  •
  If the ranking is greater than or equal to the 75th percentile, the payout is to be 100% of the maximum number of shares awarded; and

  •
  For a ranking between the 25th and 75th percentile, the payout is to be determined on a linear basis.

        Any shares of the Company's common stock earned pursuant to the 2015 Award will vest as to one-third of the shares covered by the award, at the time the amount of the award payout is determined (approximately mid-March of the year following the completion of the performance period) and as to the remaining two-thirds of the shares covered by the award, in equal installments on the first and second anniversaries of the corresponding date in March when the amount of the award payout is determined.

  2015 Awards Granted

        The performance period, multiple of annual base salary, target number of shares of the Company's common stock, target award values, maximum potential number of shares of the Company's common stock, and maximum potential award values that could be earned under the 2015 Award were as follows:

Named Executive Officer	Performance Period (years)	Multiple of Annual Base Salary	Target Number of Shares	Target Award Value	Maximum Potential Number of Shares	Maximum Potential Award Value
Mr. Millett	Three	250%	62,186	$1,237,500	124,372	$2,475,000
Ms. Wagler	Three	200%	27,639	550,000	55,277	1,100,000
Mr. Teets	Three	200%	32,664	650,000	65,327	1,300,000
Mr. Rinn	Three	200%	24,624	490,000	49,247	980,000
Mr. Graham	Three	50%	3,769	75,000	7,538	150,000

  2013 Awards Earned

        The number of shares of the Company's common stock earned with respect to the 2013 Award under the LTIP that was subject to a three-year performance period when granted, was determined in February 2016. As a result of the Company's performance in each of the four areas of performance measured relative to the performance of the steel sector competitors, as shown in the table below, the award payout was calculated to be 86% of the maximum potential number of shares granted. This resulted in 56,010 shares earned by Mr. Millett, 29,210 shares earned by Ms. Wagler, 36,738 shares earned by Mr. Teets and 27,102 shares earned by Mr. Rinn.

Performance Measure	Ranking (out of 7)	Percentile Ranking	Performance Award as a Percentage of Maximum Number of Shares (Maximum of 25% per Performance Measure)
Revenue Growth	Third	67%	23%
Operating Margin	Second	83%	25%
After-Tax Return on Invested Capital	Fifth	33%	15%
After-Tax Return on Equity	Third	67%	23%

			86%

  Outstanding Awards

        The 2014 Award with the three-year performance period remains outstanding, with the number of shares, if any, to be earned with respect to the award to be determined in March 2017, after the end of the performance period on December 31, 2016. The 2015 Award with the three-year performance period remains outstanding, with the number of shares, if any, to be earned with respect to the award to be determined in March 2018, after the end of the performance period on December 31, 2017. Shares earned, if any, with respect to these outstanding awards will vest as to one-third of the earned shares, at the time the award payout is determined, and as to the remaining two-thirds of the earned shares, in equal installments on the first and second anniversaries of the corresponding award determination date, subject to the continued employment of each Named Executive Officer.

        The three-year performance period equity awards granted to the Named Executive Officers during 2015 are set forth in the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table, following this Compensation Discussion and Analysis.

  Other Equity Compensation

        The Company, since its inception, has provided regular equity-based awards, currently in the form of an RSU award for shares of the Company's common stock, at prescribed award levels, to all full-time, non-union, U.S. employees, including the Named Executive Officers. In November 2015, eligible employees were granted an annual RSU award for shares of the Company's common stock, which are subject to a two-year time-based vesting requirement, which commences on the date of grant. For employees who are retirement eligible (defined as age 59 1/2 or older), the RSU awards vest on the date of grant.

        The Compensation Committee carefully monitors economic conditions to ensure that the Company has an adequate number of shares of common stock from which to grant these annual equity awards, before determining the percentage at which to grant RSU awards to eligible employees. For 2015, the Compensation Committee granted RSU awards at 100% of each eligible employee's award level. Accordingly, Mr. Millett was eligible to receive an RSU award at an assigned award level of $87,000, Ms. Wagler, Mr. Teets and Mr. Rinn were eligible to receive RSU awards at an assigned award level of $69,600 and Mr. Graham was eligible to receive an RSU award at an assigned award level of $52,200. The RSU award to Mr. Millett had a grant date fair value of $81,640, and RSU awards to the other Named Executive Officers had grant date fair values ranging from $48,981 to $69,616.

        The equity awards granted to the Named Executive Officers during 2015 are set forth in the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table, following this Compensation Discussion and Analysis.

  Welfare and Other Benefits; Perquisites and Other Personal Benefits

        The welfare benefits received by our executive officers, including the Named Executive Officers, include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. These benefits are provided on the same general terms as to all of our full-time employees. In 2015, the Company paid the premiums associated with term life insurance for Messrs. Millett and Teets with a benefit amount equal to $900,000.

        Perquisites or other personal benefits are not a significant component of our executive compensation program. From time to time, we have provided limited perquisites, including personal use of corporate aircraft, to certain Named Executive Officers.

  Profit-Sharing and Retirement Savings Plan

        We have established a Profit Sharing and Retirement Savings Plan for eligible employees, including the Named Executive Officers, which is a "qualified plan" for federal income tax purposes. For 2015, under the plan, we allocated to eligible plan participants $17.7 million which is based on 8% of our consolidated pre-tax income, excluding noncontrolling interests and other items (the "profit-sharing pool"). The profit-sharing pool is used to fund the plan, as well as a separate cash profit sharing bonus that may be paid to employees in March of the following year. For 2015, the amounts allocated to each of the Named Executive Officers, based on the profit-sharing pool and the cash profit sharing bonus, ranged from $7,671 to $20,006, including an amount of $7,671 to our Chief Executive Officer, Mr. Millett.

        We also allow employees to contribute on a pre-tax and after-tax basis up to 70% of their eligible compensation to the plan, but "highly compensated employees" (as defined for federal income tax purposes) were limited to a 10% contribution during 2015. We match employee contributions in an amount based upon our return on assets, with a minimum match of 5% and a maximum match of 50%, subject to certain applicable tax law limitations. For 2015, the amounts we contributed to the Named Executive Officers, based upon the Company's match of his or her individual contributions, ranged from $1,407 to $1,898, including matching contributions of $1,407 to our Chief Executive Officer, Mr. Millett.

  Post-Employment Compensation

  Unrelated to Change in Control

        Even though we do not have written employment agreements with the Named Executive Officers, we have operated under an informal policy that presumes an initial two calendar year term of employment, at the applicable base salary rate. Pursuant to this policy, absent an actual termination of employment or the delivery of a notice of non-renewal by the Company on or before October 1 of a given year (at which time he or she would still have 15 months remaining of his or her employment term), that individual's employment term, at his or her then-current annual base salary, would be deemed to have been extended for one additional calendar year.

        Under this policy, employment is "at will" and we may terminate the employment of a Named Executive Officer or give notice of non-renewal without regard to cause. If termination of employment or a notice of non-renewal occurs or is delivered prior to October 1, that individual's term of employment will extend only to the end of the calendar year following the then current year. If neither termination of employment occurs nor a notice of non-renewal is delivered by October 1, that individual's term of employment will extend to the end of the second calendar year following that October 1. Depending upon when, during the calendar year, a termination of employment or notice of non-renewal occurs, if at all, the Named Executive Officer may have a guaranteed remaining employment term, at his or her current annual base salary, of not less than 15 months nor more than 27 months.

  Related to Change in Control

        The Change in Control Protection Plan (the "CIC Plan") provides for specified payments and benefits to the Named Executive Officers in the event of a change in control of the Company, accompanied by an involuntary termination of employment, without "cause" by the Company, or for "good reason" by the executive officer, within the period of six months prior to or 24 months following the change in control. For purposes of the CIC Plan, the terms "change in control," "cause," and "good reason" are defined in the plan.

        The payments and benefits provided under the CIC Plan are intended to ensure that in the event of a proposed change in control of the Company, our senior executive officers remain focused upon the pending transaction. The Board believes that providing our senior executive officers with transitional compensation protection if their employment ends as a result of a change in control encourages them to act in the best interests of the Company and our stockholders by eliminating personal concerns and uncertainties he or she might otherwise have concerning his or her future employment. The Board further believes that these payments and benefits offer a fair reward for hard work and value creation, assist in retaining our senior executive officers during a time of transition, and provide incentives for them to remain with the Company during periods of uncertainty.

        For a summary of the material terms and conditions of the CIC Plan, as well as an estimate of the potential payments and benefits payable to the Named Executive Officers under the CIC Plan, see "Potential Payments Upon Termination or Change in Control" below.

Other Compensation Policies

  Equity Award Grant Policy

        The Company's equity compensation programs employ a pre-established schedule for purposes of determining the price of the Company's common stock to be used in the determination of equity awards. The Company's RSU awards for all eligible employees are granted on November 21st of each year, using the closing market price of the Company's common stock on the last business day prior to this date. The number of shares of the Company's common stock subject to LTIP awards for eligible Named Executive Officers are determined using the closing market price of the Company's common stock as of the close of business on the first day of the performance period (i.e. for the 2015 Awards, January 1). The Company's DSU awards are determined using the closing market price of the Company's common stock on the last business day immediately preceding June 1. Restricted stock issuable to executive officers under the Annual Plan, if any, is determined based on closing market price of the Company's common stock on the last business day immediately preceding February 1.

        In addition, the 2015 Plan prohibits the Compensation Committee from repricing or otherwise reducing the exercise price of outstanding stock options granted or canceling any previously-granted stock options and granting new options to the same option holder at a lower exercise price, without first obtaining stockholder approval.

  Compensation Recovery Policy

        The Company has a "Policy on Recoupment of Incentive-Based Executive Bonuses In the Event of Certain Restatements." Under this policy, in the event that the Company is required to restate its financial results, whether based upon fraud or other financial misconduct by an executive officer or any other misstatement, and in the further event that any bonus or incentive-based compensation is found to have been based, in whole or in part, upon the previous financial results, the Company, upon the advice and recommendation of the Compensation Committee and after taking into account all applicable factors, is required to take such action as it deems appropriate to recoup from and require reimbursement of any bonus or incentive compensation awarded, paid or otherwise payable to the executive officer, to the extent that the amount was affected by the restatement. The recoupment must be initiated within three years following the restatement, and the amount subject to recoupment is limited to the difference between the amount of the bonus or incentive-based compensation actually awarded, paid or payable to the executive officer and the amount that would have been awarded, paid or payable to that person had the financial results been appropriately reported.

        This policy (a) applies to any executive officer, including a Named Executive Officer, covered by and eligible to receive bonus or incentive-based compensation under any Company plan or program that awards such compensation based, in whole or in part, on Company-wide, divisional or plant-level earnings results, and (b) will be deemed incorporated into and made a part of the terms and conditions of employment applicable to each covered executive officer.

  Equity Ownership Policy for Named Executive Officers

        We maintain an equity ownership policy for the Named Executives Officers. Under this policy, our Chief Executive Officer, Mr. Millett, is required to own and hold shares of the Company's common stock having a value no less than five times his base salary, our Executive Vice President and Chief Financial Officer, Ms. Wagler, is required to own and hold shares of the Company's common stock having a value no less than three times her base salary, and our two other Executive Vice Presidents, Messrs. Teets and Rinn, are each required to own and hold shares of the Company's common stock having a value no less than two and one-half times his base salary. The Compensation Committee reviews compliance with the policy annually and requires that the specific ownership levels be met within five years of becoming a Named Executive Officer. As of the date of this Proxy Statement, each of the Named Executive Officers had met his or her specific ownership level.

  Policy Regarding Hedging and Pledging of Company Securities

        Pursuant to Steel Dynamics' Policy Regarding Insider Trading and Certain Prohibited Transactions, Section IV provides that directors and executive officers may neither engage in any short-term trading in or short-selling of shares of the Company's common stock, nor may they purchase, sell or otherwise trade in any publicly traded or other options with respect to the Company's common stock. In addition, they are prohibited from engaging in any hedging transactions or similar monetizing activities involving shares of the Company's common stock. The Policy also prohibits the acquisition or maintenance of the Company's shares in a brokerage margin account. Subject to a limited exception, however, set forth in the Policy, including pre-approval by the Audit Committee under strict guidelines, the Policy also prohibits the use of Company shares as collateral to secure a loan.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and its three other most highly compensated executive officers (other than its chief financial officer).

Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Code. In this regard, we believe that compensation income realized upon the exercise of stock options or other performance-based equity awards granted under a stockholder-approved plan, such as the 2015 Plan, generally will be deductible, so long as the options are granted by the Committee, whose four members are non-employee independent directors and certain other conditions are satisfied.

        The Compensation Committee, where reasonably practicable, seeks to qualify the compensation paid to our covered executive officers for the "performance-based compensation" exemption from the deductibility limit (unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or otherwise is determined not to be in the best interests of the Company). As such, in approving the amount and form of compensation for our executive officers, we consider all elements of the cost, to us and to the recipient, of providing such compensation, including the potential impact of Section 162(m).

        The Compensation Committee, in its judgment, may authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that the benefits of such compensation outweigh the loss of the tax deduction and/or such compensation is appropriate to attract and retain executive talent. Moreover, the Compensation Committee's approval of the various compensation payments and awards described herein, including those pertaining to 2015 compensation, reflect the Compensation Committee's judgment that these payments and awards are in the best interest of the Company and its stockholders in order to attract and retain its executive officers, even if such amounts are not deductible as a result of the application of the Section 162(m) deduction limit.

  Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("ASC 718") for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for his or her award.

COMPENSATION
TABLES

 2015 Summary Compensation Table

        The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards(1) (e)	Non-Equity Incentive Plan Compensation(2) (g)	All Other Compensation(3) (i)	Totals(4) (j)
Mark D. Millett	2015	$990,000	$1,319,140	$—	$13,479	$2,322,619
President and Chief Executive	2014	948,000	1,979,483	2,370,000	25,020	5,322,503
Officer	2013	930,000	1,477,958	864,516	18,518	3,290,992
Theresa E. Wagler	2015	550,000	615,319	—	9,355	1,174,674
Executive Vice President	2014	495,000	1,056,783	1,237,500	23,475	2,812,758
and Chief Financial Officer	2013	485,000	793,870	450,850	16,939	1,746,659
Richard P. Teets, Jr.	2015	650,000	719,616	227,500	14,726	1,611,842
Executive Vice President for	2014	622,000	1,182,984	1,555,000	26,282	3,386,266
Steelmaking, President and	2013	610,000	982,988	1,009,424	19,750	2,622,162
Chief Operating Officer of Steel
Operations (retired March 31, 2016)
Russell B. Rinn	2015	490,000	555,319	257,250	9,785	1,312,354
Executive Vice President	2014	460,000	656,735	1,150,000	23,742	2,290,477
for Metals Recycling, and President	2013	450,000	741,370	610,782	17,208	1,819,360
and Chief Operating Officer of
OmniSource Corporation
Christopher A. Graham	2015	300,000	123,981	412,500	22,124	858,605
Senior Vice President	2014	266,667	217,261	533,333	22,268	1,039,529
Manufacturing Group (during 2015,
Vice President of New Millennium
Building Systems)

(1)
The amounts reported in this column for 2015 include the grant date fair value of the performance share awards granted pursuant to the LTIP under the predecessor 2006 Plan (re-approved by stockholders in 2015 as the 2015 Plan) and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2015 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $2,475,000 in the case of Mr. Millett, $1,100,000 in the case of Ms. Wagler, $1,300,000 in the case of Mr. Teets, $980,000 in the case of Mr. Rinn and $150,000 in the case of Mr. Graham. The amounts reported in this column for 2014 include the grant date fair value of the performance share awards granted pursuant to the LTIP, grant date fair value of the restricted stock awards earned under the Annual Plan and the grant date fair value of the RSU awards granted under the 2006 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2014 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $1,896,000 in the case of Mr. Millett, $990,000 in the case of Ms. Wagler, $1,244,000 in the case of Mr. Teets, $920,000 in the case of Mr. Rinn and $125,000 in the case of Mr. Graham. The amounts reported in this column for 2013 include the grant date fair value of the performance share awards granted pursuant to the LTIP and the grant date fair value of the RSU awards granted under the 2006 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2013 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values for each of the three awards, and which were $930,000 in the case of Mr. Millett, $485,000 in the case of Ms. Wagler, $610,000 in the case of Mr. Teets, and $450,000 in the case of Mr. Rinn. Our methodology and rationale for the incentive compensation paid to the Named Executive Officers is described in the Annual Incentive Compensation and Long-Term Incentive Compensation and Other Equity Compensation sections of the Compensation Discussion and Analysis. For a discussion of the assumptions, if any, used in determining the grant date fair value of the stock awards reported in this column, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2016 under Equity-Based Incentive Plans.

(2)
The amounts reported in this column include the amounts paid to the Named Executive Officers under the Annual Plan. The amounts were paid for services performed during the indicated fiscal year, but paid in the subsequent fiscal year. Our methodology and rationale for the annual incentive compensation paid to the Named Executive Officers is described in the Annual Incentive Compensation section of the Compensation Discussion and Analysis.

(3)
The amounts reported in this column include perquisites and other personal reimbursements, tax reimbursements, insurance premiums, and Company matching and profit sharing contributions to the Company's Profit Sharing and Retirement Savings Plan. The amounts reported in this column also include the cash portion of the profit sharing allocation made pursuant to the Company's Profit Sharing and Retirement Savings Plan paid in March for services performed during the previous fiscal year.

(4)
Column (d), Bonus, column (f), Option Awards, and column (h), Change in Pension Value and Nonqualified Deferred Compensation Earnings, have been omitted, as none of the Named Executive Officers received any such compensation during any of the covered fiscal years.

 All Other Compensation Table (Detail of Summary Compensation, Column (i))

Name	Year	Tax Reimbursements(1)	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans(2)	Total
Mark D. Millett	2015	$193	$3,978	$7,774	$11,945
	2014	34	1,530	18,980	20,544
	2013	55	1,530	13,784	15,369
Theresa E. Wagler	2015	28	—	7,793	7,821
	2014	14	—	18,985	18,999
	2013	6	—	13,784	13,790
Richard P. Teets, Jr.	2015	—	4,927	8,265	13,192
	2014	—	2,542	19,264	21,806
	2013	—	2,542	14,059	16,601
Russell B. Rinn	2015	—	—	8,251	8,251
	2014	—	—	19,266	19,266
	2013	—	—	14,059	14,059
Christopher A. Graham	2015	—	—	18,123	18,123
	2014	—	—	17,983	17,983

(1)
The amounts reported in this column represent the actual Medicare tax gross-up related to the taxable income imputed as a result of a Named Executive Officer's perquisites and other personal benefits.

(2)
The amounts reported in this column represent the Company's matching contributions paid on Section 401(k) deferrals, amounts accrued as profit sharing contributions and profit sharing forfeitures attributed to each Named Executive Officer.

2015 Grants of Plan-Based Awards Table

        The following table presents, for each of the Named Executive Officers, information concerning each plan-based award of cash or equity made during 2015. This information supplements the information about these awards, set forth in the Summary Compensation Table.

									All Other Stock Awards: Number of shares of stock or units (i)
			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
										Grant Date Fair Value of Stock Awards (l)
Name (a)	Award Type	Grant Date (b)	Threshold (c)	Target(1) (d)	Maximum (e)	Threshold (f)	Target(2) (g)	Maximum (h)
Mark D. Millett	Annual Plan		$—	$1,732,500	$3,465,000
	Profit Sharing			1,534
	LTIP	02/18/2015				—	62,186	124,372		$1,237,500
	Annual RSU	11/21/2015							4,927	81,640
Theresa E. Wagler	Annual Plan		—	962,500	1,925,000
	Profit Sharing			1,534
	LTIP	02/18/2015				—	27,639	55,277		550,000
	Annual RSU	11/21/2015							3,942	65,319
Richard P. Teets, Jr.	Annual Plan		—	1,137,500	2,275,000
	Profit Sharing			1,534
	LTIP	02/18/2015				—	32,664	65,327		650,000
	Annual RSU	11/21/2015							3,942	69,616
Russell B. Rinn	Annual Plan		—	857,500	1,715,000
	Profit Sharing			1,534
	LTIP	02/18/2015				—	24,624	49,247		490,000
	Annual RSU	11/21/2015							3,942	65,319
Christopher A. Graham	Annual Plan		—	412,500	825,000
	Profit Sharing			4,001
	LTIP	02/18/2015				—	3,769	7,538		75,000
	Annual RSU	11/21/2015							2,956	48,981

(1)
The amounts reported in this column reflect the target annual incentive compensation for 2015 pursuant to the Annual Plan which are not awarded or paid until February 2016, as well as the cash portion of the Company's Profit Sharing and Retirement Savings plan.

(2)
The amounts reported in this column reflect the targeted long-term incentive compensation granted pursuant to the LTIP in the form of performance share awards for shares of the Company's common stock. The 2015 performance share award was granted with a performance period of three years. These shares will vest as follows: one third of the shares covered by the award vested at the time the award payout is determined, and the remaining two thirds vest in equal installments on the first and second anniversaries of the corresponding date when the amount of the award payout is determined. The amounts reported in the Grant Date Fair Value of Stock Awards column in the same row reflect the grant date fair value of the performance share awards based on the target number of shares.

2015 Outstanding Equity Awards at Fiscal Year-End Table

        The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2015. The market value of the shares of the Company's common stock reflected in the table is based upon the market price per share on the last trading day of 2015 (which was $17.87).

	Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (b)	Option Exercise Price (e)	Option Expiration Date (f)	Grant Date	Number of shares or units of stock that have not vested (#)(2) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Mark D. Millett	05/21/11	3,561	$16.85	05/21/16	02/21/13	20,623	$368,533
	11/21/11	4,785	12.54	11/21/16	02/21/13	39,944	713,799
					02/21/13	37,340	667,266
					02/20/14			49,375	$882,331
					11/21/14	3,847	68,746
					02/02/15	37,089	662,780
					02/18/15			62,186	1,111,264
					11/21/15	4,927	88,045
Theresa E. Wagler	05/21/11	3,561	16.85	05/21/16	02/21/13	10,755	192,192
	11/21/11	4,785	12.54	11/21/16	02/21/13	20,831	372,250
					02/21/13	19,473	347,983
					02/20/14			25,782	460,724
					11/21/14	3,077	54,986
					02/02/15	19,366	346,070
					02/18/15			27,639	493,909
					11/21/15	3,942	70,444
Richard P. Teets, Jr.	05/21/11	3,561	16.85	05/21/16	02/21/13	13,527	241,727
	11/21/11	4,785	12.54	11/21/16	02/21/13	26,200	468,194
					02/21/13	24,492	437,672
					02/20/14			32,396	578,917
					02/02/15	19,224	343,533
					02/18/15			32,664	583,706
Russell B. Rinn	11/21/11	4,785	12.54	11/21/16	02/21/13	9,979	178,325
					02/21/13	19,328	345,391
					02/21/13	18,068	322,875
					02/20/14			23,959	428,147
					11/21/14	3,077	54,986
					02/02/15	5,084	90,851
					02/18/15			24,624	440,031
					11/21/15	3,942	70,444
Christopher A. Graham	—	—	—	—	02/19/14			3,256	58,185
					11/21/14	2,308	41,244
					02/02/15	4,095	73,178
					02/18/15			3,769	67,352
					11/21/15	2,956	52,824

(1)
The amounts reported in this column reflect the number of shares of the Company's common stock covered by the automatic semi-annual stock option grants under the 2006 Plan.

(2)
The amounts reported in this column, awarded on February 21, 2013, reflect the number of shares of restricted stock awarded for 2013 pursuant to the LTIP, which remain unvested. The restricted stock listed first on this date for each Named Executive Officer reflect the shares of the Company's common stock which remain subject to a vesting requirement of two months. The restricted stock listed second on this date for each Named Executive Officer includes half of the shares of the Company's common stock which remain subject to a vesting requirement of two months and half of the shares of the Company's common stock which remain subject to a vesting requirement of one year. The restricted stock listed third on this date for each Named Executive Officer includes half of the shares of the Company's common stock which remain subject to a vesting requirement of one year and half of the shares of the Company's common stock which remain subject to a vesting requirement of two years. The amounts reported in this column awarded on November 21, 2014 reflect the number of RSU awards for 2014 pursuant to the 2006 Plan which remain subject to a one-year vesting requirement. The amounts reported in this column awarded on February 2, 2015 reflect the number of shares of restricted stock awarded for 2014 pursuant to the Annual Plan of which half of the shares of the Company's common stock remain subject to a vesting requirement of one month and half of the shares of the Company's common stock which remain subject to a vesting requirement of one year. The amounts reported in this column awarded on November 21, 2015 reflect the number of RSU awards for 2015 pursuant to the 2015 Plan which remain subject to a two-year vesting requirement.

(3)
The amounts reported in this column reflect the target number of shares pursuant to the LTIP for the 2014 and 2015 Awards with initial performance periods of three years.

2015 Option Exercises and Stock Vested Table

        The following table presents, for each of the Named Executive Officers, the number of shares of the Company's common stock and the corresponding value realized during 2015 with respect to stock options that were exercised, as well as restricted stock awards that vested, during the year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (c)(1)	Number of Shares Acquired on Vesting (#) (d)(2)	Value Realized on Vesting (e)(3)
Mark D. Millett	8,161	$42,712	55,327	$1,034,724
Theresa E. Wagler	8,161	42,712	30,508	568,919
Richard P. Teets, Jr.	4,422	15,787	37,846	706,312
Russell B. Rinn	—	—	28,546	532,088
Christopher A. Graham	—	—	2,758	48,706

(1)
The amounts reported in this column represent the number of shares of the Company's common stock acquired on exercise of stock options during 2015, multiplied by the difference between the price of the Company's common stock on the exercise date at the time each individual executed and the exercise price for each option.

(2)
The amounts reported in this column reflect restricted stock awards that vested during 2015.

(3)
The amounts reported in this column represent the number of shares of restricted stock that vested on dates during 2015 multiplied by the closing price of the Company's common stock on the date prior to each corresponding vesting date.

2015 Pension Benefits Table

        We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during 2015.

2015 Nonqualified Deferred Compensation Table

        We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during 2015.

Potential Payments Upon Termination or Change in Control

  Termination of Employment Unrelated to Change in Control

        We operate under an informal policy that presumes an initial calendar year two year term of employment for the Named Executive Officers, at that individual's then-current annual base salary. Pursuant to this policy, absent the delivery of a notice of non-renewal, by October 1 of a given year (at which time he or she would have still have 15 months remaining of his or her original employment term), that individual's term of employment, at his or her then-current annual base salary, would be deemed extended for one additional calendar year. A timely notice of non-renewal may be delivered with or without cause.

  Termination of Employment Related to a Change in Control

        The CIC Plan provides for specified payments and benefits to the Named Executive Officers in the event of a "Change in Control" of the Company, accompanied by an involuntary termination of employment, without "cause" by the Company, or for "good reason" by the Named Executive Officer, within the period of six months prior to or 24 months following the Change in Control. For purposes of the CIC Plan, the key defined terms are as follows:

  •
  "Change in Control" means (a) the acquisition of stock ownership of more than 50% of the total voting power, (b) a merger or consolidation in which the Company is not the surviving entity, subject to certain limited conditions, (c) a reverse merger (where the Company is the surviving entity, subject to certain limited conditions), or (d) the sale, transfer or disposition (other than to one or more subsidiaries of the Company) of all or substantially all of the assets of the Company.

  •
  "Cause" means (a) gross negligence or willful misconduct; (b) a willful and material violation of a state or federal law, which, if publicly known, would injure the Company's business or reputation; (c) a refusal or willful failure to comply with any specific lawful direction, order, policy, or procedure; (d) conviction (or the entry of a nolo contendere plea) of a felony, or of a misdemeanor that would have a material adverse effect on the Company's goodwill or commercial relationships, or (e) the substantial and continuing willful refusal, post-transaction, to perform duties ordinarily performed by an employee in the same position, pre-transaction.

  •
  "Good Reason" means a resignation, associated with a Change in Control, within 30 days following any of the following events: a significant reduction, post-transaction, in the executive officer's pre-transaction duties, authority, responsibilities, or reporting relationships (other than the mere occurrence, as such, of the Change in Control event itself), or the continued assignment, after due notice of objection, to that executive officer of such reduced duties, authority, responsibilities, or reporting relationships.

        The payments and benefits that the Named Executive Officers are eligible to receive are as follows:

  •
  Acceleration in full, so as to become immediately and completely vested, or acceleration of any applicable deferred settlement dates (subject in all cases to applicable holding periods) of any and all outstanding and unvested stock options, RSU awards, performance share awards, or any other equity-based securities or similar incentives.

  •
  In the case of our Chief Executive Officer, currently the only "Tier One" executive officer designated by the Compensation Committee, a lump sum cash payment equal to two times his highest base salary in effect as of the termination date, plus two times the greater of his target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan. In the case of the other Named Executive Officers, currently designated "Tier Two" executive officers, a lump sum cash payment equal to one and one-half times his or her highest base salary in effect as of the termination date, plus one and one-half times the greater of his or her target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan.

    In the case of both Tier One and Tier Two executive officers, the amount payable is less any amounts to which that individual may otherwise be entitled to under any statutory or Company long-term or short-term disability plan, or by reason of any other plans, policies, or practices of the Company that, if and to the extent triggered and implemented, would result in benefit payments, on the occasion of a termination of employment without cause, unrelated to a Change in Control event.

  •
  If the Named Executive Officer elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 following termination of employment, payment of the full cost of such benefits (either directly to the executive officer or to the appropriate carrier or administrator at the Company's election) for the lesser of (a) 24 months or (b) until such time as he or she becomes eligible for reasonably comparable health care benefits from a subsequent employer.

Potential Payments Upon Termination or Change in Control Table

        The following table sets forth the estimated payments and benefits that we would have been required to make if the employment of any of the Named Executive Officers were to have been terminated on December 31, 2015 under the various triggering events described above.

Name	Benefit	Termination without Cause or for Good Reason(1)	Death(2)	Change in Control(3)
Mark D. Millett	Lump sum cash payment	$1,980,000	$—	$5,298,000
	Accelerated vesting of unvested equity awards		4,562,765	4,562,765
	Continuation of health care benefits			20,682
Theresa E. Wagler	Lump sum cash payment	1,100,000	—	2,124,375
	Accelerated vesting of unvested equity awards		2,338,558	2,338,558
	Continuation of health care benefits			6,302
Richard P. Teets, Jr.	Lump sum cash payment	1,300,000	—	2,680,410
	Accelerated vesting of unvested equity awards		2,653,749	2,653,749
	Continuation of health care benefits			20,682
Russell B. Rinn	Lump sum cash payment	980,000	—	1,887,900
	Accelerated vesting of unvested equity awards		1,931,050	1,931,050
	Continuation of health care benefits			19,472
Christopher A. Graham	Lump sum cash payment	600,000	—	1,237,875
	Accelerated vesting of unvested equity awards		292,782	292,782
	Continuation of health care benefits			28,390

(1)
The amounts reported in this column assume a remaining employment term of 24 months, at the individual's then-current annual base salary. Depending upon the date of notice of non-renewal or termination, however, the actual remaining employment term could be as short as 15 or as long as 27 months.

(2)
The Named Executive Officers participate in the group term life insurance program with cash benefits expected to be equal to two times base salary. A portion of the aggregate death benefits is currently self-funded by the Company.

(3)
In the case of our Chief Executive Officer, a lump sum cash payment is equal to two times his highest base salary in effect as of the termination date, plus two times the greater of his target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan. In the case of the other Named Executive Officers, a lump sum cash payment is equal to one and one-half times his or her highest base salary in effect as of the termination date, plus one and one-half times the greater of his or her target annual bonus (assumed to be one times base salary) or average actual bonus for the prior two years under the Annual Plan. Additionally, the amount reported for the accelerated vesting outstanding and unvested equity awards assumes that the Company has performed at the target level with respect to all outstanding LTIP awards and that all additional vesting conditions have been fully met.

Proposal No. 3
Advisory Vote to Approve the Compensation of the Named Executive Officers

        We are asking our stockholders to approve, on an advisory basis, the compensation paid to the Named Executive Officers for 2015, as disclosed in this Proxy Statement pursuant to the requirements of Item 402 of Regulation S-K. This vote, which is sometimes referred to as a "say-on-pay" vote, is required by Section 14A of the Exchange Act. Pursuant to Section 14A, this vote is advisory only, and, accordingly is not binding on the Company or the Board. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when making future compensation decisions.

        At the 2015 Annual Meeting of Stockholders, the Company's "say-on-pay" proposal was approved for 2014 with 99% of the votes cast in favor of the compensation of the Named Executive Officers, and we carried our long-standing compensation philosophy and pay practices materially unchanged into and throughout 2015.

        As described in the Compensation Discussion and Analysis set forth in the previous section of this Proxy Statement, the Company maintains two performance-based incentive compensation plans, the Annual Plan and the LTIP, that comprise a majority of the compensation opportunity for the Named Executive Officers and effectively implements our "pay-for-performance" philosophy. One measures overall Company profitability, and bases incentive compensation upon that metric, while the other measures peer-to-peer performance, with four separate relative performance measures. Combined, these two principal pay components provide a straightforward and balanced approach to identifying, assessing and rewarding executive performance. The differentiating factor between the two performance-based incentive compensation plans—that is, one measured by the Company's overall profits and the other measured by relative performance against the Company's direct steel sector competitors using four distinct financial operating measures—is that, while critical, overall profitability ought not be the sole determinant of how to properly assess and reward executive performance, especially if, as was the case during 2015, overall steel industry market conditions are exceptionally challenging and well beyond the control of executive decision making and leadership. Accordingly, the Compensation Committee, in 2012, addressed the need for a performance-oriented incentive compensation element to supplement the Annual Plan, and adopted the previously-described LTIP, which was designed to measure executive performance, both in good markets and bad ones, against their steel-industry peers, across four measures: revenue growth, operating margin, after-tax return on invested capital, and after-tax return on equity. In 2015, the initial three-year performance period of the LTIP was completed.

        Both of the foregoing compensation designs, even when combined to more fairly assess performance during a period of difficult industry conditions, as was the case during 2015, nonetheless resulted in total direct compensation for our Chief Executive Officer during 2015, as representatives of our Company's senior executive management, at or below the 25th percentile of the Company's compensation peer group. Indeed, that result was also true in 2014, when the industry experienced a strong year.

        Therefore, in summary, as demonstrated by the balanced mix of both profit-oriented short-term and peer comparison long-term incentives that are contained in our executive compensation program, our executive compensation policies and practices strives to embody the following principles:

  •
  base salary is fixed, payable in cash, and thus far generally established at or below the median of the competitive market, yet when combined with the potential for above-market, highly-leveraged annual incentive compensation, aspires to be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek;

  •
  annual incentive compensation should be awarded only after Company profits and/or divisional earnings first exceed certain minimum threshold levels established by the Compensation Committee from time to time, with such incentive compensation dependent upon additional earnings beyond such minimums, capped, however, at pre-established multiples of base salary;

  •
  subjective, discretionary bonuses, although appropriate, generally should not be used as a regular part of incentive compensation;

  •
  long-term incentive compensation should be performance-based, with the amounts earned measured by how management has performed relative to our steel sector competitors over a multi-year period based on pre-established key financial and other operating measures;

  •
  total direct compensation across all market conditions should be at or above market norms when Company performance so merits but below market norms when that performance lags; and

  •
  reward for exemplary individual effort and performance over time should be expressed primarily through annual increases in the level of base salary.

        The Board believes that our executive compensation program and related compensation-related risk mitigation policies and practices effectively align the Named Executive Officers' interests with those of our stockholders in the pursuit of long-term value creation through exemplary performance.

        Accordingly, the Board is requesting your approval, on an advisory basis, of the following resolution:

      "RESOLVED, that the stockholders of Steel Dynamics, Inc. approve, on an advisory basis, the compensation for 2015 paid to the Named Executive Officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables, and the accompanying narrative set forth on pages 27 to 54 of the Proxy Statement."

The Board of Directors recommends a vote FOR the approval
of the compensation of the Named Executive Officers.

 Statement of Policy for the Review, Approval or Ratification
of Transactions with Related Persons

        Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our Company's website at www.steeldynamics.com under "Investor Center—Corporate Governance."

        The policy applies to any "Transaction With a Related Person." Under our policy, a "Related Person" is a person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, a nominee to become a director, a stockholder who beneficially owns 5% or more of the Company's common stock, an "Immediate Family Member" (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a "Related Person" for purposes of this policy. Once a person has been identified as "Related Person" and if we or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $120,000 and the "Related Person" has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

        We have established the threshold transactional amount at $120,000 which triggers the review, even though applicable SEC regulations currently set the threshold higher. We have done this so that even smaller Transactions With Related Persons will be reviewed for fairness and appropriateness. Employment of a Related Person in the ordinary course of business consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported in our annual Proxy Statement) is not subject to the policy but are nonetheless disclosed herein. Transactions involving competitive bids are considered pre-approved for purposes of our policy.

        All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision, or termination of the transaction), and shall take such course of action as it deems appropriate.

        In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

 Certain Relationships and Related Party Transactions

        We sell flat roll products and occasionally purchase ferrous materials from Heidtman. The president and chief executive officer of Heidtman is a member of our Board of Directors and a stockholder of the Company. Transactions with Heidtman and smaller affiliated companies of Heidtman for the years ended December 31 are as follows (in thousands):

	2015	2014	2013
Sales	$162,742	$234,608	$236,075
Percentage of consolidated net sales	2%	3%	3%
Accounts receivable	30,627	35,447	51,760
Purchases	11,429	7,639	5,562
Accounts payable	431	236	391

        We also purchase and sell recycled and scrap metal with other smaller affiliated companies. These transactions for the years ended December 31 are as follows (in thousands):

	2015	2014	2013
Sales	$24,436	$39,777	$49,748
Accounts receivable	3,645	7,543	4,632
Purchases	178,102	279,177	111,048
Accounts payable	6,199	21,029	9,936

Other Matters

        We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. If another matter does properly come before the Annual Meeting or any adjournments thereof, then, depending upon the nature of the issue and if within the scope of their authority, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors
MARK D. MILLETT President and Chief Executive Officer

Fort Wayne, Indiana
April 8, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 7575 WEST JEFFERSON BLVD. FORT WAYNE, IN 46804 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Mark D. Millett 06 Kenneth W. Cornew 11 Gabriel L. Shaheen 02 Richard P. Teets, Jr. 07 Traci M. Dolan 03 John C. Bates 08 Dr. Jürgen Kolb 04 Keith E. Busse 09 James C. Marcuccilli 05 10 Frank D. Byrne, M.D. Bradley S. Seaman The Board of Directors recommends you vote FOR proposals 2 and 3. 2TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS STEEL DYNAMICS INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016. 3TO APPROVE, BY AN ADVISORY VOTE, NAMED EXECUTIVE OFFICER COMPENSATION. For 0 0 Against 0 0 Abstain 0 0 NOTE: Unless otherwise directed, this proxy will be voted "FOR" the nominees listed in Proposal 1, and "For" Proposals 2 and 3. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000275093_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com STEEL DYNAMICS, INC. Solicited on Behalf of the Board of Directors for Steel Dynamics, Inc.'s Annual Stockholders Meeting Mark D. Millett or Theresa E. Wagler are appointed proxies, with the power of substitution, to vote all of the undersigned's shares held of record March 21, 2016, at STEEL DYNAMICS, INC.'s May 19, 2016 Annual Meeting of Stockholders at 9:00 A.M. EDT in the Calhoun Ballroom of the Grand Wayne Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana (or at any adjournment thereof) on all matters set forth in Steel Dynamics, Inc.'s Year 2016 Proxy Statement, as set forth on the reverse side. PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000275093_2 R1.0.1.25